Exhibit 10.1
CREDIT AGREEMENT
dated as of August 24, 2011
among
PIKE ELECTRIC CORPORATION
as Borrower,
CERTAIN OTHER CREDIT PARTIES
PARTY HERETO FROM TIME TO TIME,
THE LENDERS PARTY HERETO,
and
REGIONS BANK,
as Administrative Agent and Collateral Agent
and
FIRST TENNESSEE BANK, N.A.,
as Syndication Agent
and
COMPASS BANK,
as Co-Syndication Agent
and
SUNTRUST BANK,
as Documentation Agent
and
BANK OF AMERICA, N.A.
as Co-Documentation Agent
REGIONS CAPITAL MARKETS,
a division of Regions Bank,
as Lead Arranger

i

Appendices

Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Notice Information
Schedules

Schedule 2.3	Existing Letters of Credit
Schedule 6.4	Litigation and Legal Proceedings
Schedule 6.11	Tax Returns and Payments
Schedule 6.12	ERISA
Schedule 6.13	Subsidiaries
Schedule 6.15	Environmental
Schedule 6.16	Properties and Regulation H
Schedule 8.3(d)	Existing Liens
Schedule 8.4(d)	Existing Indebtedness
Schedule 8.5(d)	Existing Investments
Schedule 8.8	Transactions with Shareholders and Affiliates
Exhibits

Exhibit 2.1	Form of Funding Notice
Exhibit 2.3	Form of Issuance Notice
Exhibit 2.5-1	Form of Revolving Loan Note
Exhibit 2.5-2	Form of Swingline Note
Exhibit 2.8	Form of Conversion/Continuation Notice
Exhibit 7.1(d)	Form of Compliance Certificate
Exhibit 11.5	Form of Assignment Agreement

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of August 24, 2011 (as amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among PIKE ELECTRIC CORPORATION, a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, as Guarantors, the Lenders from time to time party hereto, REGIONS BANK, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”).
RECITALS:
WHEREAS, the Borrower and the Guarantors have requested that the Lenders provide revolving credit facilities for the purposes set forth herein; and
WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
Section 1. DEFINITIONS AND INTERPRETATION
Section 1.1 Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:
“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person or at least a majority of the Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
“Adequate Assurance” means, (i) with respect to Letter of Credit Obligations, such assurance as the Issuing Bank may require in its discretion, and (ii) with respect to Swingline Loans, such assurance as the Swingline Lender may require in its discretion, in each case, that any Defaulting Lender will be capable of honoring its obligations to fund its portion of Letter of Credit Obligations and Swingline Loans, and participation interests therein, including existing and future obligations hereunder and under the other Credit Documents, or that the Borrower has adequately covered the risk to the Issuing Bank or Swingline Lender, as applicable, of the failure of the Defaulting Lender to honor such obligations. Adequate Assurance may be in the form of cash collateral, posting of letters of credit or other arrangement, in each in form, amount and other respects satisfactory to the Issuing Bank or Swingline Lender, as applicable, in their discretion; provided, that the Issuing Bank or Swingline Lender, as applicable, would consider the Borrower’s providing Cash Collateral to the Administrative Agent, for the benefit of the Issuing Bank or Swingline Lender, as applicable, to secure a Defaulting Lender’s share of the Letter of Credit Obligations or Swingline Loans, as applicable, to be “Adequate Assurance” with regard thereto.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for an Adjusted LIBOR Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.
“Adjusted LIBOR Rate Loan” means Loans bearing interest based on the Adjusted LIBOR Rate.
“Administrative Agent” means Regions Bank, as referenced in the introductory paragraph hereto, together with its successors and assigns.
“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.
“Affected Lender” shall have the meaning provided in Section 3.1(b).
“Affected Loans” shall have the meaning provided in Section 3.1(b).
“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided, however, that LG and its affiliates shall be deemed not to be Affiliates of the Borrower or any of its Subsidiaries. For purposes of this definition, the Borrower and its Subsidiaries shall not be considered “Affiliates” of the Borrower and its Subsidiaries.
“Agent” means each of the Administrative Agent and the Collateral Agent.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders, as referenced in Section 2.1(a). The Aggregate Revolving Commitments on the Closing Date are Two Hundred Million Dollars ($200,000,000).
“Agreement” means this Agreement, as amended, modified, extended, renewed or replaced, as referenced in the opening paragraph.

“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.
“Applicable Margin” means (a) from the Closing Date through the date two Business Days immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.1(d) for the fiscal quarter ending June 30, 2011, the percentage per annum based upon Pricing Tier III in the table set forth below and (b) thereafter, the percentage per annum determined by reference to the table set forth below using the Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Administrative Agent pursuant to Section 7.1(d), with any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio becoming effective on the date two Business Days immediately following the date on which such Compliance Certificate is delivered.

		Adjusted	Base	Letter of
Pricing		LIBOR Rate	Rate	Credit	Commitment
Level	Leverage Ratio	Loans	Loans	Fee	Fee
I	Greater than or equal to 3.00:1.0	3.00%	1.50%	3.00%	0.625%
II	Greater than or equal to 2.50:1.0, but less than 3.00:1.0	2.75%	1.25%	2.75%	0.500%
III	Greater than or equal to 2.00:1.0, but less than 2.50:1.0	2.50%	1.00%	2.50%	0.500%
IV	Greater than or equal to 1.50:1.0, but less than 2.00:1.0	2.25%	0.75%	2.25%	0.375%
V	Less than 1.50:1.0	2.00%	0.50%	2.00%	0.375%
Notwithstanding the foregoing, (x) if at any time a Compliance Certificate is not delivered when due in accordance therewith, then, upon the request of the Required Lenders, Pricing Level I as set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (y) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(e).
“Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate, LIBOR Index Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Loans. A LIBOR Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean the sale, transfer or other disposition by the Borrower or any Subsidiary of the Borrower of any asset or property to any Person other than the Borrower or any Subsidiary of the Borrower (other than sales, transfers or other dispositions in the ordinary course of business and sales of assets pursuant to Sections 8.2(e), (g) and (h) and 8.9) (including any sale and leaseback of assets and any sale of a mortgage of real property held by the Borrower or any of its Subsidiaries as mortgagee).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5 or any other form approved by the Administrative Agent.
“Attributed Principal Amount” means (a) in the case of Capital Leases, the amount of Capital Lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
“Authorized Officer” shall mean, for purposes of certifying or confirming matters relating to Organizational Documents, incumbency and like matters, the secretary or an assistant secretary, and for other purposes, the chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, treasurer, corporate controller, or an assistant treasurer, assistant controller or other senior officer designated in writing and, in the case of any such other senior officer, reasonably acceptable to the Administrative Agent.
“Bankruptcy Code” shall have the meaning provided in Section 9.1(e).
“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of one percent (0.5%) and (iii) the LIBOR Index Rate in effect on such day plus one percent (1.0%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate, respectively.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Borrower” shall mean Pike Electric Corporation, a Delaware corporation, as referenced in the opening paragraph of this Agreement.
“Borrower Common Stock” shall mean the common stock of the Borrower.
“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of LIBOR Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of North Carolina or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any Adjusted LIBOR Rate Loans (and in the case of determinations, the LIBOR Index Rate), the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease” as applied to any Person shall mean any lease of (or arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is classified and accounted for as a capital lease on the balance sheet of that Person.
“Capital Lease Obligations” as applied to any Person shall mean all obligations under Capital Leases of such Person in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, as collateral for the Letter of Credit Obligations or Swingline Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent, the Issuing Bank or Swingline Lender, as applicable, may agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Issuing Bank and/or Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) Dollar denominated demand or time deposits, certificates of deposit and bankers’ acceptances of (x) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (y) any bank whose short-term commercial paper rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or its successor or assign which remains in the business of rating creditworthiness of commercial paper (“S&P”) is at least A-1 or the equivalent thereof or from Moody’s Investors Services, Inc. or its successor or assign which remains in the business of rating creditworthiness of commercial paper (“Moody’s”) is at least P-1 or the equivalent thereof (any such bank, an “Approved Lender”), in each case with maturities of not more than six months from the date of acquisition, (iii) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (iv) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the ICA, (y) are rated at least AA+ by S&P and at least, Aal by Moody’s and (z) have portfolio assets of at least $5,000,000,000.

“Cash Proceeds” shall mean, with respect to any Asset Sale or Qualified Sale/Leaseback Transaction, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise issued in connection with such Asset Sale or Qualified Sale/Leaseback Transaction, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary therefrom.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean and include (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the JEP Group or members of the LG Group becoming or obtaining rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rule 13(d)(3) and 13(d)(5) of the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Borrower; or (ii) the Borrower shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Enterprises; or (iii) Enterprises shall issue any Capital Stock (or any security convertible into any of its Capital Stock) which is not pledged to the Administrative Agent for the benefit of the Lenders.
“Closing Date” means August 24, 2011.
“Collateral” means the collateral identified in, and at any time covered by, the Security Documents.
“Collateral Agent” shall have the meaning provided in the introductory paragraph hereto, together with its successors and assigns.
“Commitments” means the Revolving Commitments.
“Commitment Fee” shall have the meaning provided in Section 2.10(a).
“Compliance Certificate” means the officer’s compliance certificate referenced in Section 7.1(d), a form of which is attached as Exhibit 7.1(d).

“Consolidated Capital Expenditures” shall mean, for any period for the Borrower and its Subsidiaries, the aggregate of all expenditures for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to plant, property and equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of the Borrower and its Subsidiaries plus consulting fees and expenses relating thereto, excluding (a) any such expenditure to the extent made with the proceeds of any sale or disposition of fixed or capital assets, so long as such proceeds are so reinvested and applied within twelve months of such sale, (b) any such expenditure made to restore, replace or rebuild property to a similar condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds or condemnation awards relating to any such damage, loss, destruction or condemnation, (c) all such expenditures in connection with Permitted Business Acquisitions and (d) any such expenditures made in connection with any Qualified Sale/Leaseback Transaction.
“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense, but excluding, however, interest expense not payable in cash.
“Consolidated EBITDA” shall mean, for any period for the Borrower and its Subsidiaries, (a) Consolidated Net Income, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) all income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill), capitalized consulting fees and organization costs, (v) any non-recurring expenses, or extraordinary expenses or losses in each case not incurred in the ordinary course of business (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (vi) any non-cash compensation and related expenses, (vii) other non-cash charges reducing Consolidated Net Income, including any amortized or unamortized fees or expenses associated with prepayment by the Borrower of outstanding Indebtedness on the Closing Date under that certain Second Amended and Restated Credit Agreement, dated as of July 29, 2009, among the Borrower and the lenders party thereto (e.g., amortization of deferred loan fees) but excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period, (viii) expenses attributable to any step-up in the value of inventory as a result of the application of purchase accounting in connection with any acquisition or recapitalization or as a result of any LIFO adjustment, (ix) any contingent or deferred payments (including earnout payments, noncompete payments and consulting payments) made to sellers in Permitted Business Acquisitions, (x) non-cash write-offs (including write-offs of goodwill and for restructuring charges), (xi) reasonable fees and expenses incurred in connection with either a Permitted Business Acquisition or Restricted Payments, and (xii) reasonable fees and expenses incurred in connection with this Agreement and the transactions contemplated thereby, minus (A) any non-recurring or extraordinary income or gains, and (B) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period). For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis to include, as of the first day of any applicable period, any Permitted Business Acquisitions closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses (including reasonable anticipated cost-savings) of any Permitted Business Acquisitions closed during such period subject to review and approval by the Administrative Agent in its reasonable discretion.
“Consolidated EBITDAR” shall mean, for any period for the Borrower and its Subsidiaries, the sum of (i) Consolidated EBITDA, plus (ii) rent and lease expense.
“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period for the Borrower and its Subsidiaries, the ratio of
(a) the sum of (i) Consolidated EBITDAR, minus (ii) the cash-paid portion of income tax expense, minus (iii) Consolidated Capital Expenditures of up to $20,000,000 (representing a “maintenance” level for capital expenditures for purposes of calculation of this ratio and not a limit on capital expenditures generally), to

(b) the sum of (i) Consolidated Cash Interest Expense, plus (ii) rent and lease expense, plus (iii) current maturities of Consolidated Total Funded Debt (excluding, for purposes hereof, amounts due hereunder on the Revolving Commitment Termination Date) for the period of the prior four consecutive fiscal quarters, plus (iv) Restricted Payments, provided that if at any time a Restricted Payment is made the Leverage Ratio is less than 2.75:1.0 on a Pro Forma Basis after giving effect thereto, then such Restricted Payment shall not be included in the calculation of this ratio.
Except as otherwise expressly provided, the applicable period shall be the period of four consecutive fiscal quarters ending on or immediately preceding the date of determination.
“Consolidated Interest Expense” shall mean, for any period for the Borrower and its Subsidiaries, total interest expense determined in accordance with GAAP, but including, in any event, the interest component under Capital Leases and Synthetic Leases and the implied interest component under Securitization Transactions, and excluding, in any event, any prepayment charges associated with the prepayment or repayment of other Consolidated Total Funded Debt, and provided that where Interest Rate Agreements are in effect, determinations will be made on a net basis after giving effect to such Interest Rate Agreement.
“Consolidated Net Income” shall mean for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.
“Consolidated Total Funded Debt” shall mean, as at any date of determination, the aggregate amount of all Indebtedness (other than Indebtedness described in clauses (f) (other than in respect of drawings under any letter of credit to the extent not reimbursed within two Business Days after the date thereof) and (g) of the definition of Indebtedness), of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and, in the case of the Borrower, Indebtedness in respect of the Loans.
“Contingent Obligations” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection, or guaranties for performance or collection of an Affiliate, both in the ordinary course of business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.8.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Notes, the Security Documents, the Fee Letter, any documents or certificates executed by the Borrower in favor of the Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith or therewith.
“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
“Credit Parties” means, collectively, the Borrower and the Guarantors.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, and (b) with respect to Adjusted LIBOR Rate Loans, the Adjusted LIBOR Rate plus the Applicable Margin, if any, applicable to Adjusted LIBOR Rate Loans plus two percent (2%) per annum.
“Defaulting Lender” means, subject to Section 2.15, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline

Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.
“Deferred Compensation Agreement” shall mean any agreement entered into in connection with the Deferred Compensation Plan.
“Deferred Compensation Plan” shall mean the Pike Deferred Compensation Plan, effective March 1, 2011, as amended.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person or a Defaulting Lender or an Affiliate of a Defaulting Lender) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank and the Swingline Lender, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Borrower or any of the Borrower’s Subsidiaries or Affiliates, (B) a natural person, or (C) a Defaulting Lender or an affiliate of a Defaulting Lender without the consent of the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender as provided in Section 11.05(b)(vii).
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Enterprises” shall mean Pike Enterprises, Inc., a North Carolina corporation.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any written approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or hazardous or toxic materials, substances or wastes, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990. 33 U.S.C. § 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.
“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with a Credit Party or a Subsidiary of a Credit Party would be deemed to be a “single employer” within the meaning of Section 414 of the Code.
“Event of Default” shall have the meaning provided in Section 9.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Property” means, with respect to any Credit Party, including any Person that becomes a Credit Party after the Closing Date, (a) all real and personal property located outside of the United States, (b) all Leaseholds, (c) any personal property in which the perfection of liens and security interests are governed other than by (i) the filing of financing statements, possession or control as provided under the Uniform Commercial Code, (ii) the filing of notices of security interest with the United States Copyright Office and the United States Patent and Trademark Office, or (iii) in the case of motor vehicles and rolling stock subject to a registration of title with the state, the provisions of applicable state law regarding the creation and perfection of a security interest therein (including, a requirement for notation of lienholder on the title therefor), (d) the portion of Equity Interests in First-Tier Foreign Subsidiaries not required to be pledged hereunder, and the Equity Interests of Foreign Subsidiaries that are not First-Tier Foreign Subsidiaries, and (e) any property that is the subject of a Lien permitted under Section 8.3(k) and any permit, license, contract, lease or instrument where the documentation therefor prohibits the grant of security interest to secure the Obligations or provides for the termination thereof or other rights in such case, if and to the extent that such provisions are not rendered ineffective by the provisions of the Uniform Commercial Code or other applicable law.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income or gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.3(f)(ii), and (B) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to laws in force at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of 3.3(b)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.3(b)(ii) or 3.3(d).
“Existing Indebtedness” shall have the meaning set forth in Section 8.4(d).
“Existing Letters of Credit” means those Letters of Credit outstanding on the Closing Date and identified on Schedule 2.3.
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means that (i) certain letter agreement dated July _____, 2011 between the Borrower and the Lead Arranger, and (ii) for any Issuing Bank, any letter agreement between the Borrower and the Issuing Bank, in each case as amended, modified, extended, renewed or replaced.
“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is directly owned (95% or more) by the Borrower or a Domestic Subsidiary.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fuel Hedge Agreements” shall mean all swap, cap, collar, floor, future or option agreements or other similar arrangements or agreements, each of which is for the purpose of hedging the price of diesel fuel related to the operations of the Borrower and its Subsidiaries and not for speculative purposes.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Notice” means a notice substantially in the form of Exhibit 2.1.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.2.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Obligations” shall have the meaning provided in Section 4.1(a).
“Guarantors” means (a) each Person identified on the signature pages hereto as a “Guarantor”, (b) each other Person that becomes a Guarantor pursuant to the terms hereof, and (c) with respect to the Obligations consisting of Hedging Obligations of the Subsidiaries under Hedge Agreements and Treasury Management Agreements, the Borrower, in each case together with their successors and permitted assigns.
“Guaranties” shall mean the guaranties provided by the Borrower and the Subsidiary Guarantors hereunder or pursuant to a separate guaranty agreement.
“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedge Agreement” means any agreement evidencing, memorializing or confirming Hedging Obligations of a Person, including without limitation Fuel Hedge Agreements.
“Hedging Obligations” of any Person shall mean any and all obligations and liabilities of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, future transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction, arrangement or agreement (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.
“ICA” shall have the meaning provided in Section 6.7.
“Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (specifically excluding trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business and other than obligations under deferred compensation plans, including the RSI Deferred Compensation Liability), excluding any contingent obligations in respect of performance based earnout payments and any other contingent obligations with respect to any deferred payments in connection with any Permitted Business Acquisitions, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the Attributed Principal Amount of all obligations under Capital Leases, Synthetic Leases and Securitization Transactions of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock, (h) all Contingent Obligations of such Person in respect of Indebtedness of a primary obligor, (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (j) for the purposes of Sections 8.3, 9.1(d) and 9.3 only, all obligations of such Person in respect of Hedge Agreements; provided, that any guaranty of the Borrower or any of its Subsidiaries in respect of obligations of the Borrower’s Subsidiaries that do not constitute Indebtedness shall not be considered “Indebtedness” of the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefore.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee (regardless of whether any Indemnitee is a party thereof), in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in any commitment letter delivered by any Lender to the Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” shall have the meaning set forth in Section 11.2(b).

“Index Rate” means, for any Index Rate Determination Date, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to (a) the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits with a term equivalent to one month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to such Index Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits with a term equivalent to one month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to such Index Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the Index Rate is then being determined with maturities comparable to one month as of approximately 11:00 a.m. (London, England time) two Business Days prior to such Index Rate Determination Date.
“Index Rate Determination Date” shall mean, for purposes of the definition of Base Rate, the date of determination of the Base Rate.
“Intellectual Property” or “intellectual property” means all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights.
“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.
“Interest Payment Date” means with respect to (i) any Base Rate Loan and any Swingline Loan, the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Adjusted LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
“Interest Period” means, in connection with an Adjusted LIBOR Rate Loan, an interest period of one, two, three or six months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
“Interest Rate Agreement” shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and the regulations thereunder.
“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than another Credit Party); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person (other than the Borrower), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the Ordinary Course of Business) or capital contributions by the Borrower or any of its Subsidiaries to any other Person (other than another Credit Party), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the Ordinary Course of Business and (iv) all investments consisting of any exchange-traded or over the counter derivative transaction, including any Hedge Agreement. The amount of any Investment shall be the original cost of such Investment of the type described in clauses (i), (ii) and (iii), plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus amounts returned in cash in respect of such Investment.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.3.
“Issuing Bank” means Regions Bank and any other Lender hereunder acceptable to the Borrower and the Administrative Agent which may agree to act as an Issuing Bank hereunder, in their capacity as issuer of Letters of Credit hereunder, together with successors and assigns in such capacity; provided that (i) any such Lender is not a Defaulting Lender, and (ii) any such successor or assign in such capacity shall have agreed to be the Issuing Bank hereunder.
“JEP Group” means J. Eric Pike and his Affiliates, provided the Borrower and its Subsidiaries shall not be considered “Affiliates” of J. Eric Pike for purposes of this definition.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Credit Party be considered to be a Joint Venture.
“Lead Arranger” means Regions Capital Markets, a division of Regions Bank.
“Leasehold” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lenders” means the Persons with loans and commitments hereunder shown on Appendix A, as updated from time to time to reflect an increase in or termination of commitments or establishment of a new tranche hereunder, together with successors and assigns in accordance with the provisions hereof. Unless context requires otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
“Letter of Credit Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.
“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower, including Letter of Credit Borrowings. For all purposes of this Agreement, (i) amounts available be drawn under Letters of Credit will be calculated as provided in Section 1.3(i) and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (i) One Hundred Million Dollars ($100,000,000) and (ii) the aggregate unused amount of the Revolving Commitments then in effect.
“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.
“Leverage Ratio” shall mean at any date the ratio of Consolidated Total Funded Debt at such date to Consolidated EBITDA for the four consecutive fiscal quarters ending on or immediately preceding such date.
“LG” shall mean Lindsay Goldberg L.P., a Delaware limited partnership.
“LG Group” shall mean LGB Pike LLC, LGB Pike II LLC and (a) any Affiliate of LGB Pike LLC or LGB Pike II LLC (collectively, the “LGB Pike LLC Affiliates”), (b) any officer or employee of LGB Pike LLC, LGB Pike II LLC or any LGB Pike LLC Affiliate (collectively, the “LGB Pike LLC Associates”), (c) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any LGB Pike LLC Associate and (d) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only LGB Pike LLC, LGP Pike II LLC, LGB Pike LLC Affiliates, LGB Pike LLC Associates, their spouses, their lineal descendants and any other members of their families.
“LIBOR Index Rate” means, for any Index Rate Determination Date, the rate per annum obtained by dividing (i) the Index Rate by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.
“LIBOR Index Rate Loan” means Loans bearing interest based on the LIBOR Index Rate.
“LIBOR Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate or the LIBOR Index Rate (including a Base Rate Loan referencing the LIBOR Index Rate), as applicable.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
“Liquidity” means, at any time, for the Borrower and its Subsidiaries, the sum of (i) unrestricted cash and Cash Equivalents on hand, and (ii) undrawn availability under the Aggregate Revolving Commitments.
“Loan” means any Revolving Loan or Swingline Loan, and the Base Rate Loans and LIBOR Loans comprising such Loans.
“Loan Obligations” means the Revolving Obligations.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations, liabilities (contingent or otherwise) or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Real Property” shall mean (i) the fee-owned Real Property identified as such on Schedule 6.16, and (ii) other fee-owned Real Property with a fair market value, including improvements, determined by the Borrower in its reasonable judgment, of $1,000,000 or more. Leasehold interests as tenant will not be considered for purposes hereof.
“Material Subsidiary” shall mean and include, at any time, any Subsidiary of the Borrower that (x) has assets at such time comprising 10% or more of the consolidated assets of the Borrower or (y) had net income in the then most recently ended fiscal year of the Borrower comprising 10% or more of the consolidated net income of the Borrower for such fiscal year and shall in any event include (x) the Borrower and (y) any other Subsidiary of the Borrower that at such time would constitute a “Significant Subsidiary” as defined in SEC Rule 1-02 promulgated under SEC Regulation S-X, as amended or any replacement rule.
“Mortgage” means (a) each mortgage, deed of trust, security deed or like instrument given by any of the Credit Parties, as grantor, to the Collateral Agent, for the benefit of the holders of the Obligations, and (b) any other such instruments that may be given by any Person pursuant to the terms hereof, as such instruments may be amended and modified from time to time.
“Mortgaged Properties” shall mean those Material Real Properties which are the subject of a Mortgage.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Cash Proceeds” shall mean, with respect to any Asset Sale or Qualified Sale/Leaseback Transaction, the Cash Proceeds resulting therefrom net of expenses of sale or recovery (including, without limitation, reasonable attorneys’, accountants’, other advisors’ and banking and investment banking fees, environmental and solvency related fees, all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes paid or reasonably estimated to be payable, as a consequence of such Asset Sale or Qualified Sale/Leaseback Transaction) and the payment of principal, premium and interest of Indebtedness secured by the asset which is the subject of the Asset Sale or Qualified Sale/Leaseback Transaction and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale or Qualified Sale/Leaseback Transaction (other than any Lien in favor of the Administrative Agent for the benefit of the Lenders), and incremental income taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Consenting Lender” shall have the meaning provided in Section 2.16(a).
“Note” means a Revolving Loan Note or a Swingline Note.
“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.
“Obligations” means, collectively, (i) all loans, indebtedness, obligations, indemnities and reimbursement obligations, contingent or absolute, of every type or description, and at any time existing, owing by the Credit Parties to the Administrative Agent, the Collateral Agent, any Lender or any Indemnitee pursuant to the terms of this Agreement or any other Credit Document (including, but not limited to, interest and fees that accrue after the commencement of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such proceedings or subject to an automatic stay under Section 362(a) of the Bankruptcy Code), (ii) all obligations of the Credit Parties under any Hedge Agreement with a Lender or an Affiliate of a Lender to the extent permitted hereunder, and (iii) all obligations of the Credit Parties under Treasury Management Agreements with a Lender or an Affiliate of a Lender; provided that (x) obligations under Hedge Agreements and Treasury Management Agreements shall be secured and guaranteed pursuant to the Security Documents only to the extent that and for so long as the other Obligations are so secured and guaranteed, and (y) any release of collateral or guarantors effected in the manner permitted hereunder or under any other Loan Documents shall not require the consent of the providers under the Hedge Agreements or Treasury Management Agreements.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Ordinary Course of Business” shall mean, with respect to any transaction involving any Person, the ordinary course of business of such Person taken in good faith and not for the purpose of evading any term, provision or restriction of this Agreement or the other Credit Documents.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension with respect to a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of any drawing under any Letter of Credit.

“Participant” has the meaning specified in Section 11.5(d).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ER1SA, or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Business Acquisition” shall mean any acquisition by the Borrower or any of its Subsidiaries of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person (other than inventory, leases, materials and equipment in the ordinary course of business) if immediately after giving effect thereto: (a) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (b) Liquidity will be at least $10,000,000, in each case, after giving effect thereto on a Pro Forma Basis, (c) all transactions related thereto shall be consummated in all material respects in accordance with applicable laws, (d) no Material Adverse Effect would be likely to result therefrom and (e)(i) the Borrower shall have delivered to the Administrative Agent not later than 10 Business Days after consummation of the acquisition a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition and the cost savings expected (such cost savings determined in the good faith judgment of the management of the Borrower at such time subject to review and approval by the Administrative Agent in its reasonable discretion) on a Pro Forma Basis, the Borrower would be in compliance with the financial covenants set forth in Sections 8.11 and 8.12 as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or (b), together with all relevant financial information for such subsidiary or assets (to the extent reasonably available), and (ii) after giving effect to such transaction, any acquired or newly formed subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 8.4).
“Permitted Letter of Credit Facility” shall mean a letter of credit facility providing for the issuance of cash collateralized letters of credit to the Borrower which letter of credit facility may be secured as permitted pursuant to Section 8.3(o).
“Permitted Liens” shall mean all Liens permitted pursuant to Section 8.3.
“Permitted Preferred” shall mean any preferred stock of the Borrower.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Pledge Agreement” means the pledge agreement dated as of the Closing Date given by the Credit Parties, as pledgors, to the Collateral Agent for the benefit of the holders of the Secured Obligations (as defined therein), and any other pledge agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.
“Prime Rate” means the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Principal Office” means, for the Administrative Agent, the Swingline Lender and the Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.
“Pro Forma Compliance Certificate” means a certificate of an Authorized Officer of the Borrower containing reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio and the Leverage Ratio as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.
“Pro Forma Basis” means, with respect to any transaction, for purposes of determining the applicable pricing level under the definition of “Applicable Margin” and determining compliance with the covenants hereunder, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Asset Sale, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Asset Sale shall be excluded to the extent relating to any period prior to the date thereof and (ii) Indebtedness paid or retired in connection with such Asset Sale shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Acquisition, merger or consolidation, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such Acquisition, merger or consolidation, shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).
“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Qualified Sale/Leaseback Transactions” mean sale-leaseback transactions involving the fleet of commercial vehicles, any Real Property owned by the Borrower or any of its Subsidiaries (other than any such transaction entered into to acquire any such assets of a type described in Section 8.9(a)), provided that (i) the consideration received by the Borrower and any of its Subsidiaries in connection therewith shall consist solely of cash in an amount not less than the fair market value of the assets sold, and (ii) the resulting lease shall be permitted by Sections 8.4(k) and 8.9.
“RCRA” shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.
“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Refunded Swingline Loans” as defined in Section 2.2(b)(iii).
“Register” shall have the meaning provided in Section 2.5(b).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 2.3(d).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Pension Plan or Multiemployer Plan as to which the 30-day notice requirement has not been waived by the PBGC.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Revolving Commitments or, if the Commitments shall have expired or been terminated, Lenders holding in the aggregate more than 50% of the Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swingline Loans); provided that the commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Restricted Payment” means, as to any Person, (i) the payment of any dividends (other than dividends payable solely in Capital Stock of such Person) or return of any capital to its stockholders or making any other distribution, payment or delivery of property or cash to its stockholders as such, or redeeming, retiring, purchasing or otherwise acquiring, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or setting aside any funds for any of the foregoing purposes, or permitting any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the Capital Stock of the Borrower or any other Subsidiary of the Borrower that is not a Credit Party (excluding any purchase by any Subsidiary of Capital Stock of any of its Subsidiaries), as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its Capital Stock), and (ii) any prepayment, redemption, defeasance, repurchase or other payment of principal prior to stated maturity on any Subordinated Debt.
“Revolving Committed Amount” means, for each Lender, the amount of such Lender’s Revolving Commitment.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is Two Hundred Million Dollars ($200,000,000).
“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Committed Amount and the denominator of which is Aggregate Revolving Commitments. The initial Revolving Commitment Percentages are set forth on Appendix A.
“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Commitment Termination Date or (ii) in the case of the Letters of Credit, the expiration date thereof, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.
“Revolving Commitment Termination Date” means the earliest to occur of (i) August 24, 2015; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b); and (iii) the date of the termination of the Revolving Commitments pursuant to Section 9.2.
“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).
“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5-1, as it may be amended, supplemented or otherwise modified from time to time.
“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.
“RSI Deferred Compensation Liability” means any liability owing to existing or former employees of Red Simpson, Inc. pursuant to agreements with such person in effect prior to the Closing Date.
“SEC” shall have the meaning provided in Section 7.1(f).
“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.
“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement (e.g., stock appreciation rights), options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Borrower and its Subsidiaries pursuant to which such member of the Borrower and its Subsidiaries may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.
“Security Agreement” means the security agreement dated as of the Closing Date given by the Credit Parties, as grantors, to the Collateral Agent for the benefit of the holders of the Secured Obligations (as defined therein), and any other security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.
“Security Documents” means the Pledge Agreement, the Security Agreement, the Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
“Subordinated Debt” means any Indebtedness that by its terms is expressly subordinated in right of payment to the prior payment of the Loan Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.
“Subsidiary Guarantor” shall mean any Subsidiary of the Borrower which is a Guarantor.
“Swingline Lender” means Regions Bank in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.
“Swingline Loan” means a Loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.
“Swingline Note” means a promissory note in the form of Exhibit 2.5-2, as it may be amended, supplemented or otherwise modified from time to time.
“Swingline Rate” means the Base Rate.
“Swingline Sublimit” shall have the meaning provided in Section 2.2(a).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” shall mean for any date of determination the four consecutive fiscal quarters of the Borrower (taken as one accounting period) then last ended.
“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
“Type of Loan” means a Base Rate Loan or a LIBOR Loan.
“Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of North Carolina (or any other applicable jurisdiction, as the context may require).
“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the projected benefit obligation under the Pension Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Pension Plan’s actuary in the most recent annual valuation of the Pension Plan.
“Vehicles” shall mean vehicles subject to any “certificate of title” (as defined in the Uniform Commercial Code).
“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the Capital Stock or other ownership interests in such Subsidiary, other than directors’ qualifying shares, is owned directly or indirectly by such Person.
“Wholly-Owned Subsidiary Guarantor” any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower and any of its Subsidiaries.
“Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

Section 1.2 Accounting Terms.
(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Section 7.1(a) and Section 7.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.1(a) and Section 7.1(b) as to which no such objection has been made. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of financial covenants) contained herein, Indebtedness shall be deemed carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities will be disregarded.
(b) Notwithstanding any provision herein to the contrary, determinations of (i) the applicable pricing level under “Applicable Margin,” (ii) compliance with the financial covenants, and (iii) Permitted Business Acquisitions shall be made on a Pro Forma Basis.
Section 1.3 Rules of Interpretation.
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words "herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and property of whatever kind, real and personal, tangible and intangible, including cash, securities, accounts and contract rights.
(b) The terms lease and license shall include sub-lease and sub-license.
(c) All terms not specially defined herein or by GAAP, which terms are defined in the Uniform Commercial Code, shall have the meanings assigned to them in the Uniform Commercial Code of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code of such jurisdiction.
(d) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
(e) To the extent that any of the representations and warranties contained in Section 6 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 5.2(b) and the qualifier “in any material respect” contained in Section 9.1(b) shall not apply.

(f) Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein or in any other Credit Document, such phrase shall mean and refer to the actual knowledge of the Authorized Officers of such Person.
(g) This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Credit Parties, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.
(h) Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.
(i) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 2 LOANS AND LETTERS OF CREDIT
Section 2.1 Revolving Loans.
(a) Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans (the “Revolving Loans”) to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that (i) the Outstanding Amount of Revolving Obligations shall not exceed TWO HUNDRED MILLION DOLLARS ($200,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Commitments”), and (ii) with regard to each Lender, such Lender’s Revolving Commitment Percentage of the Outstanding Amount of Revolving Obligations shall not exceed its Revolving Commitment. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed during the Revolving Commitment Period. Revolving Loans will be comprised of Adjusted LIBOR Rate Loans and Base Rate Loans. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
(b) Increase in Revolving Commitments. Subject to the terms and conditions set forth herein, the Borrower may, at any time, upon written notice to the Administrative Agent, increase the Aggregate Revolving Commitments by SEVENTY-FIVE MILLION DOLLARS ($75,000,000) to not more than TWO HUNDRED SEVENTY-FIVE MILLION DOLLARS ($275,000,000); provided that:
(i) the Borrower shall obtain commitments for the amount of the increase from existing Lenders or Eligible Assignees and/or one or more banks and other financial institutions with the consent of the Administrative Agent, which other commercial banks and financial institutions shall join in this Agreement as Lenders by joinder agreement or other arrangement reasonably acceptable to the Administrative Agent;

(ii) any such increase shall be in an aggregate principal amount of $5,000,000 and integral multiples of $5,000,000;
(iii) if any Revolving Loans are outstanding at the time of any such increase, the Borrower will make any break-funding amounts owing under Section 3.1(c) as may be necessary to give effect to the revised commitment percentages and commitment amounts;
(iv) upfront fees, if any, in respect of the new commitments so established and arrangement fees, as applicable, shall be paid; and
(v) the conditions to the making of a Revolving Loan set forth in Section 5.2 shall be satisfied.
In connection with any such increase in the Aggregate Revolving Commitments, (A) Appendix A will be revised to reflect the modified commitments and commitment percentages of the Lenders, (B) none of the Lenders or their affiliates shall have any obligation to provide commitments or loans for any such increase without their prior written approval in their sole discretion, (C) neither the Administrative Agent nor the Lead Arranger shall have any responsibility for arranging any such additional commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith and (D) the Borrower will provide supporting resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith. This subsection shall supersede any provisions in Section 2.14 or Section 11.4 to the contrary.
(c) Mechanics for Revolving Loans.
(i) Except pursuant to Section 2.2(b)(iii), all Revolving Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
(ii) Whenever the Borrower desires that the Lenders make a Revolving Loan, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than (x) noon at least three Business Days in advance of the proposed Credit Date in the case of an Adjusted LIBOR Rate Loan and (y) noon at least one Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Credit Extension of Loans that are Adjusted LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.
(iii) Notice of receipt of each Funding Notice in respect of each Revolving Loan, together with the amount of each Lender’s Revolving Commitment Percentage thereof, respectively, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by noon) not later than 3:00 p.m. on the same day as the Administrative Agent’s receipt of such notice from the Borrower.

(iv) Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan available to the Administrative Agent not later than noon on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Credit Extension available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of the Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.
Section 2.2 Swingline Loans.
(a) Swingline Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender may make Swingline Loans to the Borrower in the aggregate amount up to but not exceeding the lesser of (i) TEN MILLION DOLLARS ($10,000,000) or (ii) the aggregate unused amount of the Aggregate Revolving Commitments then in effect (the “Swingline Sublimit”); provided, that (A) the Outstanding Amount of the Revolving Obligations shall not exceed the Aggregate Revolving Commitments and (B) with regard to each Lender, such Lender’s Revolving Commitment Percentage of the Outstanding Amount of Revolving Obligations shall not exceed its Revolving Commitment. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Commitment Period. Swingline Loans will be comprised of Base Rate Loans. The Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.
(b) Borrowing Mechanics for Swingline Loans.
(i) Whenever the Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice no later than noon on the proposed Credit Date.
(ii) The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent not later than 3:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swingline Loans received by the Administrative Agent from the Swingline Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iii) With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.11, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. on the Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower no later than 2:00 p.m. on such Credit Date in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swingline Loans and (2) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swingline Lender. The Borrower hereby authorizes the Administrative Agent and the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent that the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are not sufficient to repay in full the Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.
(iv) If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iii) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swingline Lender, each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this paragraph, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(v) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 5.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (2) the Swingline Lender shall not be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 5.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders or (C) at a time when a Lender is a Defaulting Lender, whether on account of a failure to fund such Defaulting Lender’s obligations hereunder or otherwise, unless the Swingline Lender shall have received Adequate Assurance pursuant to Section 2.15(a).
Section 2.3 Issuances of Letters of Credit and Purchase of Participations Therein.
(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower and its Subsidiaries in the aggregate amount up to but not exceeding the lesser of (i) ONE HUNDRED MILLION DOLLARS ($100,000,000) or (ii) the aggregate unused amount of the Aggregate Revolving Commitments then in effect (the “Letter of Credit Sublimit”); provided, (A) each Letter of Credit shall be denominated in Dollars; (B) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the Issuing Bank; (C) the Outstanding Amount of the Revolving Obligations shall not exceed the Aggregate Revolving Commitments; (D) with regard to each Lender, such Lender’s Revolving Commitment Percentage of the Outstanding Amount of Revolving Obligations shall not exceed its Revolving Commitment; (E) the Outstanding Amount of Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit then in effect; and (F) in no event shall any standby Letter of Credit have an expiration date later than five days prior to the Revolving Commitment Termination Date. Notwithstanding anything contained herein to the contrary, the Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder at any time (1) a Lender is a Defaulting Lender, whether on account of a failure to fund its obligations hereunder or otherwise, unless the Issuing Lender shall have received Adequate Assurance pursuant to Section 2.15(a), or (2) the issuance or extension thereof would violate one or more policies of the Issuing Bank applicable to Letters of Credit generally. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(b) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Issuing Bank, with a copy to the Administrative Agent, an Issuance Notice no later than 12:00 p.m. at least five Business Days or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 5.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. The Issuing Bank will provide copies of and reports on Letters of Credit to the Administrative Agent promptly on request.

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to any Credit Party. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.
(d) Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans (unless advance notice has been given for Adjusted LIBOR Loans) on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 5.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans (unless advance notice has been given for Adjusted LIBOR Loans) in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.3(d), the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.
(f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any breach hereof or any other Credit Document by any party thereto; (vi) any other circumstance or happening; or (vii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, (A) subject to the condition that the Issuing Bank shall not have received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 5.2 were not satisfied at the time of the issuance of the applicable Letter of Credit, and (B) that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

(g) Indemnification. Without duplication of any obligation of the Borrower under Section 11.2, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
Section 2.4 Pro Rata Shares; Availability of Funds.
(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment, be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
(b) Availability of Funds.
(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Notices given by the Administrative Agent under this subsection (b) shall be conclusive absent manifest error.
Section 2.5 Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower and each other Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.
(b) Register. The Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Commitments, and the portion of the aggregate outstanding principal amount of the Loans held by, each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Commitments, and the portion of the aggregate outstanding principal amount of the Loans held by, each Lender, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or portion of the aggregate outstanding principal amount of the Loans held by it or the Borrower’s obligations in respect of any Loan. The Borrower hereby designates the entity serving as the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.5.
(c) Notes. The Borrower shall, upon request, execute and deliver to each Lender on the Closing Date, and to each Person who is a permitted assignee of such Lender pursuant to Section 10.5, a Note or Notes to evidence such Person’s portion of the Revolving Loan or Swingline Loan, as applicable.

Section 2.6 Scheduled Principal Payments.
(a) Revolving Loans. The principal amount of Revolving Loans is due and payable in full on the Revolving Commitment Termination Date.
(b) Swingline Loans. The principal amount of the Swingline Loans is due and payable in full on the earlier to occur of (i) the third Business Day immediately following demand by the Swingline Lender and (ii) the Revolving Commitment Termination Date.
Section 2.7 Interest on Loans.
(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i) in the case of Revolving Loans:
(A) if a Base Rate Loan (including a Base Rate Loan referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin; or
(B) if an Adjusted LIBOR Rate Loan, the Adjusted LIBOR Rate plus the Applicable Margin; and
(ii) in the case of Swingline Loans, at the Swingline Rate.
(b) The basis for determining the rate of interest with respect to any Loan except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof), and the Interest Period with respect to any Adjusted LIBOR Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is an Adjusted LIBOR Rate Loan, such Loan shall be continued as an Adjusted LIBOR Rate Loan with an Interest Period of one month and (ii) if other than an Adjusted LIBOR Rate Loan, such Loan shall be a Base Rate Loan.
(c) In connection with Adjusted LIBOR Rate Loans, there shall be no more than five Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or an Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as a Adjusted LIBOR Rate Loan, shall be continued as an Adjusted LIBOR Rate Loan with an Interest Period of one month on the last day of the then-current Interest Period for such Loan, and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the LIBOR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest and fees payable hereunder shall be computed on the basis of a year of a three hundred sixty (360) days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations.
(f) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.
(g) The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (y) 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (z) the Highest Lawful Rate.
(h) Interest payable pursuant to Section 2.7(g) shall be computed on the basis of a year of 360 days, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.7(g), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.8 Conversion/Continuation.
(a) Subject to Section 3.1 and so long as no Default or Event of Default shall have occurred and then be continuing or would result therefrom, the Borrower shall have the option:
(i) to convert at any time all or any part of any Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, an Adjusted LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Adjusted LIBOR Rate Loan unless the Borrower shall pay all amounts due under Section 3.1 in connection with any such conversion; or
(ii) upon the expiration of any Interest Period applicable to any Adjusted LIBOR Rate Loan, to continue all or any portion of such Loan as a Adjusted LIBOR Rate Loan.
(b) The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than noon at least three Business Days in advance of the proposed Conversion/Continuation Date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
Section 2.9 Default Rate of Interest.
(a) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(b) If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(c) During the continuance of an Event of Default under Section 9.1(e), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(d) During the continuance of an Event of Default other than an Event of Default under Section 9.1(e), the Borrower shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(e) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
Section 2.10 Fees.
(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Margin of the actual daily amount by which the Aggregate Revolving Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of Letter of Credit Obligations. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided that (1) no Commitment Fee shall accrue on any of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Commitments.
(b) Letter of Credit Fees.
(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to the Applicable Margin multiplied by the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided that (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Percentage during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Section 9.1(e), the Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Section 9.1(e), then upon the request of the Required Lenders, the Letter of Credit Fees shall accrue at the Default Rate.

(ii) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay to the Administrative Agent for the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(c) Other Fees.
(i) The Borrower shall pay to the Lead Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section 2.11 Prepayments/Commitment Reductions.
(a) Voluntary Prepayments.
(i) Any time and from time to time, the Loans may be repaid in whole or in part (without premium or penalty):
(A) with respect to Base Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Borrower may prepay any such Loans on any Business Day in whole or in part, provided that any partial prepayments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and
(B) with respect to Adjusted LIBOR Rate Loans, the Borrower may prepay any such Loans on any Business Day (together with any amounts due pursuant to Section 3.1(c)) in whole or in part, provided that any partial prepayments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;
(C) with respect to Swingline Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in any amount; and
(ii) All such prepayments shall be made upon written or telephonic notice on the date of prepayment given to the Administrative Agent, or the Swingline Lender, as the case may be, by noon on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Voluntary Commitment Reductions.
(i) The Borrower may, from time to time upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Commitments (ratably among the Lenders in accordance with their respective commitment percentage thereof); provided, any such partial reduction of the Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.
(ii) The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Commitments of each Lender proportionately to its commitment percentage thereof.
(c) Mandatory Prepayments. If at any time (A) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.
Section 2.12 Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIBOR Loans in direct order of Interest Period maturities. In addition:
(a) Voluntary prepayments will be applied as specified by the Borrower.
(b) Mandatory prepayments in respect of the Revolving Commitments under Section 2.11(c)(i) above shall be applied to the respective Revolving Obligations as appropriate.
(c) Prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be held as provided in Section 2.15(a) hereof).
Section 2.13 General Provisions Regarding Payments.
(a) All payments by the Borrower of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition.

(b) Payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 12:00 (Noon) on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to the following account maintained by the Administrative Agent:
Regions Bank, as Administrative Agent
Address: 417 N 20th Street, Birmingham, AL 35203
ABA Number: 062005690
Account Name: Syndications Wire Clearing
Account Number: 1102450006082
Reference: Pike Electric Corporation
(or at such other location or bank account as may be designated by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.
(c) All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(d) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.
(e) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any LIBOR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(f) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.
(g) The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 (Noon) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from cash collateral or other Adequate Assurance provided under Section 2.15, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
Section 2.15 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i) the Issuing Bank may require the Borrower or Defaulting Lender to provide Adequate Assurance, which may include cash collateral, for the Defaulting Lender’s share of the Letter of Credit Obligations as a condition to the issuance, extension, renewal or increase of Letters of Credit;
(ii) the Swingline Lender may require the Borrower or Defaulting Lender to provide Adequate Assurance, which may include cash collateral, for the Defaulting Lender’s share of Swingline Loans as a condition to the making or extension of Swingline Loans;
(iii) the Defaulting Lender may be replaced and its interests assigned as provided in Section 2.16;
(iv) all payments of principal, interest and other amounts owing to a Defaulting Lender will be paid into an account or subaccount with the Administrative Agent (collectively, the “Defaulting Lender Account”) to secure the Defaulting Lender’s obligations under this Agreement. Amounts held in the Defaulting Lender Account will be used, first, to pay amounts owing to the Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, second, as cash collateral to secure, on a pro rata basis, the Defaulting Lender’s share of outstanding Letter of Credit Obligations and Swingline Loans, third, to fund any portion of the Defaulting Lender’s share of Loan Obligations that have not been funded, fourth, as cash collateral for the Defaulting Lender’s share of unfunded commitments hereunder, fifth, as cash collateral to secure other obligations, including judgments, owing by the Defaulting Lender on account of its failure to honor its obligations hereunder;

(v) the Defaulting Lender shall not be entitled to vote, or participate in amendments, waivers or consents hereunder or in respect of the other Credit Documents, except as may be expressly provided herein;
(vi) the Defaulting Lenders shall not be entitled to receive any commitment fee, facility fee, letter of credit fee or other fees hereunder (which fees may be retained by the Borrower rather than paid into the Defaulting Lender Account); and
(vii) so long as no Event of Default shall exist immediately before or immediately after giving effect thereto, the Borrower may with the consent of the Administrative Agent (which consent will not be unreasonably withheld or delayed) elect to terminate the commitments of the Defaulting Lender and repay its share of outstanding Revolving Loan Obligations, on a non-pro rata basis.
(viii) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.03 and 2.04, the “Revolving Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Obligations of that Lender.
(b) Cash Collateral. The Borrower, and to the extent provided by a Defaulting Lender, such Defaulting Lender, grants to the Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender, as applicable, and agrees to maintain, a first priority security interest in all such cash collateral as security for their respective obligations hereunder and under the other Credit Documents for application as provided herein.
Section 2.16 Removal or Replacement of Lenders. If (a) any Lender requests compensation under Section 3.2, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, (c) any Lender gives notice of an inability to fund LIBOR Loans under Section 3.1(b), (d) any Lender is a Defaulting Lender, or (e) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Credit Document as to which the consent of the Required Lenders (other than the Non-Consenting Lender) has been obtained, then the Borrower may, at its sole expense and effort, upon notice to the such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5, all of its interests, rights (other than its existing rights to payments pursuant to Section 3.2 or Section 3.3) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee or another new lender that is reasonably acceptable to the Administrative Agent and Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.5(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment will result in a reduction in such compensation or payments thereafter;
(iv) such assignment does not conflict with applicable law; and
(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.
Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Borrower and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment and Assumption in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment and Assumption shall have been given.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 3 YIELD PROTECTION
Section 3.1 Making or Maintaining LIBOR Loans.
(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date or any Index Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of Adjusted LIBOR Rate or LIBOR Index Rate, as applicable, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans.

(b) Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 3.1(a), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 3.1(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.
(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis and calculation for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Adjusted LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its Adjusted LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.
(d) Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

Section 3.2 Increased Costs.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate or the LIBOR Index Rate) or the Issuing Bank;
(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.3 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or
(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender, the Issuing Bank or the Swingline Lender (for purposes hereof, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).
(e) Assumptions Concerning Funding of Adjusted LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 3.1 and under Section 3.2 shall be made as though such Lender had actually funded each of its relevant Adjusted LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Adjusted LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Adjusted LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.1 and under Section 3.2.
Section 3.3 Taxes.
(a) Issuing Bank. For purposes of this Section 3.3, the term “Lender” shall include any Issuing Bank.
(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall to the extent permitted by applicable law be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable law requires the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such law as determined by the borrower or the Administrative Agent, as the case may be, upon the basis of information and documentation to be delivered pursuant to subsection (e) below.
(ii) If the Borrower or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) Tax Indemnification. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the Issuing Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(ii) Without limiting the provisions of subsection (a) and (b) above, each Lender and the Issuing Bank shall, and does hereby, indemnify and agree to reimburse the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) of or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure of such Lender or the Issuing Bank, as the case may be, to deliver or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e), including for the avoidance of doubt, amounts paid by the Borrower pursuant to the penultimate sentence of clause (i) above. Each Lender and the Issuing Bank hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of, a Lender or the Issuing Bank, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the commitments hereunder and the repayment, satisfaction or discharge of all other Obligations.
(e) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section, the Borrower shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(f) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable law or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,
(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II) executed originals of Internal Revenue Service Form W-8ECI,
(III) executed originals of Internal Revenue Service Form W-81MY and all required supporting documentation,
(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
(V) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable law of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(g) Treatment of Certain Refunds. Unless required by applicable law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Bank, or have any obligation to pay to any Lender or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Bank, as the case may be. If the Administrative Agent, any Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
Section 3.4 Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or the Borrower is required to pay any additional amount to any Lender (including the Issuing Bank) or any Governmental Authority for the account of any Lender (including the Issuing Bank) pursuant to Section 3.3, or if any Lender gives a notice pursuant to Section 3.1(b), then such Lender (including the Issuing Bank), as applicable, shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender (including the Issuing Bank), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.3, or eliminate the need for notice pursuant to Section 3.1(b), as the case may be, in the future and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender (including the Issuing Bank) in connection with any such designation or assignment.
Section 4 GUARANTY
Section 4.1 The Guaranty.
(a) Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Hedge Agreements, Treasury Management Agreements or other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
Section 4.2 Obligations Unconditional. The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;
(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d) any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or
(e) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Credit Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.
Section 4.3 Reinstatement. Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations. The obligations of the Guarantors under this Section shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of Lenders’ counsel) incurred by the Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
Section 4.4 Certain Waivers. Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Credit Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances. Further, each of the Guarantors expressly waives any right to the benefits of N.C. Gen. Stat. §§26-7 through 26-9, inclusive, to the extent applicable.
Section 4.5 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.2) for purposes of Section 4.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 9.1. The Guarantors acknowledge and agree that the Guaranteed Obligations are secured in accordance with the terms of the Security Documents and that the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.6 Rights of Contribution. The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with Applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.
Section 4.7 Guaranty of Payment; Continuing Guaranty. The guarantee in this Section 4 is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
Section 5 CONDITIONS PRECEDENT
Section 5.1 Conditions Precedent to Initial Credit Extension. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.4, of the following conditions on or before the Closing Date:
(a) Credit Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Credit Documents, in each case, duly executed by the appropriate parties thereto.
(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Credit Parties, in form, scope and substance reasonably satisfactory to the Administrative Agent and the Lenders, and including, among other things, due authorization, execution, delivery of the Credit Documents, and the enforceability thereof and the attachment and perfection of security interests relating thereto.
(c) Organizational Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following:
(i) copies of the Organizational Documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date;
(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Credit Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as a Authorized Officer in connection with this Agreement and the other Credit Documents to which such Credit Party is a party; and
(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d) Personal Property Collateral. Receipt by the Administrative Agent of the following:
(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Credit Party and each other jurisdiction deemed appropriate by the Administrative Agent, and searches of ownership of, and Liens on, United States registered intellectual property of each Credit Party in the appropriate governmental offices;
(ii) all certificates evidencing any certificated Capital Stock or equity interests pledged to secure the Obligations, together with undated transfer powers duly executed in blank attached thereto; and
(iii) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the security interest in the United States registered intellectual property of the Credit Parties.
(e) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, and including affirmative flood insurance coverage where appropriate.
(f) Closing Certificate. Receipt by the Administrative Agent of a closing certificate in form and substance reasonably satisfactory to the Administrative Agent signed by an Authorized Officer of the Borrower as of the Closing Date.
(g) Approvals. Receipt by the Administrative Agent of all consents, approvals, authorizations, registrations or filings, if any, required to be made or obtained by the Borrower and its Subsidiaries in connection with the execution and delivery of this Agreement and the establishment of the credit facilities hereunder.
(h) Fees. Payment of all fees and expenses required to be paid on or before the Closing Date, including the reasonable fees and expenses of counsel for the Administrative Agent and the Lead Arranger.
For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.2 Conditions to Each Credit Extension. The obligation of each Lender to fund its Revolving Commitment Percentage of any Credit Extension on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 11.4, of the following conditions precedent:
(a) The Administrative Agent and Issuing Bank shall have received a fully executed and delivered Funding Notice and issuing requests and notices, as appropriate, together with the documentation and certifications required therein with respect to each Credit Extension;
(b) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and
(c) as of such Credit Date, no Default or Event of Default shall exist immediately before or immediately after giving effect to the Credit Extension.
Section 6 REPRESENTATIONS AND WARRANTIES
In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:
Section 6.1 Corporate Status; Compliance with Law. Each of the Borrower and its Subsidiaries (i) is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its organization and has the corporate or limited liability company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage on the date hereof, (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect and (iii) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 6.2 Power and Authority. Each Credit Party has the corporate or limited liability company power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party, and each such Credit Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 6.3 No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or bylaws or comparable governance documents of the Borrower or any of its Subsidiaries, other than, in the case of clauses (i) and (ii), any contravention, conflict, inconsistency, breach, default or Lien which could not reasonably be expected to have a Material Adverse Effect.

Section 6.4 Litigation. Except as set forth on Schedule 6.4, there are no actions, suits or proceedings pending with respect to the Borrower or any of its Subsidiaries that would be reasonably likely to have a Material Adverse Effect.
Section 6.5 Use of Proceeds; Margin Regulations. (a) The proceeds of all Revolving Loans shall be utilized for capital expenditures, transaction costs, fees and expenses related to this Agreement, working capital (including Letters of Credit) and other general corporate purposes of the Borrower and its Subsidiaries, including Permitted Business Acquisitions and Restricted Payments permitted hereunder.
(b) No part of the proceeds of any Loans will be used for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System and any successor thereto.
Section 6.6 Governmental Approvals. Except for any filings required under the Security Documents or with the Securities Exchange Commission, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which would be reasonably likely to have a Material Adverse Effect if not completed, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.
Section 6.7 Investment Company Act. None of the Borrower or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “ICA”) or a company “controlled” by an “investment company” within the meaning of the ICA (other than any investment company which has been exempted from all provisions of the ICA pursuant to an order of the SEC under Section 6(c) of the ICA).
Section 6.8 True and Complete Disclosure. All information and data (excluding projections) concerning the Borrower and its Subsidiaries and the transactions contemplated herein which have been prepared by the Borrower or any of its Subsidiaries and that have been made available to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries prior to the Closing Date in connection with the transactions contemplated herein, when taken as a whole, do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading, provided that as to any such information that is specified as having been supplied by third parties other than third parties that are Affiliates of the Borrower at the time such information is supplied, the Borrower or any of its Subsidiaries represent only that they are not aware of any material misstatement therein or omission therefrom. All financial projections that have been prepared by the Borrower or any of its Subsidiaries and that have been made available prior to the Closing Date to the Administrative Agent and/or any Lender by the Borrower or any of its Subsidiaries have been prepared in good faith based upon assumptions believed by the Borrower or any of its Subsidiaries at the time to be reasonable, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 6.9 Financial Condition; Financial Statements. (a) On and as of the Closing Date, (x) the sum of the assets, at a fair market valuation, of each Credit Party and its respective Subsidiaries taken as a whole will exceed its debts, (y) no such Credit Party and its Subsidiaries taken as a whole will have incurred, or believes that it will incur, debts beyond its ability to pay such debts as such debts mature and (z) each such Credit Party and its Subsidiaries taken as a whole will have sufficient capital with which to conduct its business. For purposes of this Section 6.9, “debt” means any liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
(b) (i) The audited consolidated balance sheet of the Borrower and its Subsidiaries dated as of June 30, 2010, and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2011, copies of which have been heretofore furnished to the Administrative Agent, were prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of the Borrower and its Subsidiaries except for any changes required by GAAP (except for the absence of footnotes and subject to normal year-end adjustments in the unaudited balance sheet) or as noted in the notes to the financial statements and fairly present (in respect of such audited balance sheet only) in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of their respective dates.
(ii) The audited consolidated statement of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the 12-month period ended June 30, 2010, and the unaudited consolidated statement of operations and cash flows of the Borrower and its Subsidiaries for the nine month period ended March 31, 2011, copies of which have been heretofore furnished to the Administrative Agent, were prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of the Borrower and its Subsidiaries except for any changes required by GAAP (except for the absence of footnotes and subject to normal year-end adjustments in the unaudited statements) and fairly present in all material respects the consolidated results of operations, stockholders’ equity (in respect of such audited financial statements only) and cash flows of the Borrower and its Subsidiaries for such periods.
(iii) nothing has occurred since March 31, 2011 that has had or would reasonably be expected to have a Material Adverse Effect.
Section 6.10 Security Interests. On and after the Closing Date, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to the filings or other actions required by the Security Documents, perfected) security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Collateral may be subject to Permitted Liens relating thereto), in favor of the Administrative Agent for the benefit of the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document that are required by the Security Documents to be perfected except for filings or recordings which shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof.
Section 6.11 Tax Returns and Payments. Except as set forth on Schedule 6.11, each of the Borrower and its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith.

Section 6.12 Compliance with ERISA. Except as set forth on Schedule 6.12, each Employee Benefit Plan is in substantial compliance with ERISA and the Internal Revenue Code; no Reportable Event has occurred with respect to a Pension Plan or Multiemployer Plan; no Pension Plan or Multiemployer Plan is insolvent or in reorganization; no Pension Plan has an Unfunded Current Liability; no Pension Plan has failed to make the required minimum contribution as defined in Section 430 of the Internal Revenue Code; all contributions required to be made with respect to a Pension Plan have been timely made; neither a Credit Party, nor any Subsidiary of a Credit Party, nor any ERISA Affiliate has incurred any material liability to or on account of an Employee Benefit Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Internal Revenue Code or expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Pension Plan; no condition exists which presents a material risk to a Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate of incurring a liability to or on account of an Employee Pension Plan pursuant to the foregoing provisions of ERISA and the Internal Revenue Code; no lien imposed under the Internal Revenue Code or ERISA on the assets of a Credit Party, or any Subsidiary of a Credit Party or any ERISA Affiliate exists or is reasonably likely to arise on account of any Pension Plan; and the Credit Parties and their Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 of ERISA) the obligations with respect to which would reasonably be expected to have a Material Adverse Effect on the ability of the Borrower, Enterprises or any other Credit Party to perform its obligations under this Agreement and the other Credit Documents to which it is a party, except to the extent that all events described in the preceding clauses of this Section 6.12 and then in existence would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. With respect to Employee Benefit Plans that are Multiemployer Plans the representations and warranties in this Section 6.12 are made to the best knowledge of the Borrower and the other Credit Parties.
Section 6.13 Subsidiaries. (a) Schedule 6.13 hereto lists each Subsidiary of the Borrower (and the direct and indirect ownership interests therein), in each case existing on the Closing Date. Except as otherwise permitted hereunder, the Borrower (as indicated on Schedule 6.13) will at all times own directly or indirectly 100% of the outstanding Capital Stock of any Subsidiaries except to the extent otherwise permitted pursuant to Section 8.1, 8.2 or 8.5.
(b) Except as set forth in this Agreement, there are no restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Borrower to the Borrower.
Section 6.14 Intellectual Property. The Borrower and each of its Subsidiaries to their knowledge owns, or is licensed to use, all material Intellectual Property necessary for the conduct of their business taken as a whole as currently conducted and as proposed to be conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect.
Section 6.15 Pollution and Other Regulation. Except as set forth on Schedule 6.15, (a) each of the Borrower and its Subsidiaries is, and, since March 31, 2011, has been, in compliance with all Environmental Laws governing or relating to its business, and to the knowledge of the Borrower and its Subsidiaries, there is no condition or circumstance that would be likely to prevent or interfere with such compliance in the future, except in each case, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect, (b) all licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries, as conducted as of the Closing Date, under any Environmental Law have been secured, and the Borrower and each of its Subsidiaries is, and has been, in substantial compliance therewith, except for such failure to secure or to comply therewith that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) since March 31, 2011, neither the Borrower nor any of its Subsidiaries has received any written communication from any Person alleging that it is in noncompliance with, breach of or default under, any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate its business or any Real Property, except in each such case, such noncompliance, breaches or defaults that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (d) there are no facts, circumstances, conditions or occurrences relating to the business of the Borrower or any of its Subsidiaries or on or relating to any Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries, or (ii) to cause Real Property of the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, occupancy, use or transferability of Real Property of the Borrower or any of its Subsidiaries under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 6.16 Properties. The Borrower and each of its Subsidiaries have good and marketable title to all material properties owned by them, including all property reflected in the most recent consolidated balance sheet of the Borrower and its Subsidiaries as referred to in Section 6.9(b), free and clear of all Liens, other than (i) as referred to in such consolidated balance sheet or in the notes thereto or (ii) otherwise permitted by Section 8.2 or 8.3. Schedule 6.16 contains a true and complete list of each Real Property owned or leased by the Borrower or any of its Subsidiaries on the Closing Date, that has, in the reasonable judgment of the Borrower on such date, a fair market value in excess of $1,000,000 and the type of interest therein held by the Borrower or the respective Subsidiary.
Section 6.17 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Credit Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payments made to employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Credit Parties on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Credit Parties.
Section 6.18 Holding Company Status. The Borrower will not engage in any business or operations other than those expressly permitted herein, complying with its obligations under the Credit Documents, owning Capital Stock of its Subsidiaries formed in accordance with Section 8.1 and activities incidental thereto including providing ancillary support and management services to Subsidiaries of the Borrower.
Section 6.19 No Default. None of the Borrower or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
Section 6.20 Regulation H. Except as set forth on Schedule 6.16, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

Section 7 AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
Section 7.1 Information Covenants. The Borrower will furnish to the Administrative Agent and each Lender:
(a) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower or any of its Subsidiaries as a going concern.
(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year thereafter, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations for such quarterly period, and the consolidated statements of operations and cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer, controller or chief accounting officer of the Borrower (or other Authorized Officer reasonably acceptable to the Administrative Agent), except for the absence of footnotes and subject to changes resulting from audit and normal year-end audit adjustments.
All such financial statements delivered pursuant to paragraphs (a) and (b) above shall present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at the applicable dates, and the consolidated results of their operations, stockholders’ equity (in respect of annual financial statements only) and cash flows reflected therein, and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officers, as the case may be, and disclosed therein). Notwithstanding anything to the contrary contained in this Section 7.1, the Borrower and its Subsidiaries shall be deemed to have delivered financial statements pursuant to paragraph (a) above and this paragraph (b) with respect to any period for which it has timely filed its Form 10-K or Form 10-Q, as the case may be, with the SEC; provided that such Form 10-K or Form 10-Q, as the case may be, is publicly available on the SEC’s website (or a similar website) within the time periods required by paragraph (a) above and this paragraph (b).
(c) Budgets; etc. Not more than 75 days after the commencement of each fiscal year of the Borrower, annual budgets of the Borrower and its Subsidiaries for such fiscal year in reasonable detail, as customarily prepared by management for its internal use, setting forth, in reasonable detail, the principal assumptions upon which such budgets are based.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 7.1(a) and (b), a certificate of the chief financial officer, controller or chief accounting officer of the Borrower (or other Authorized Officer reasonably acceptable to the Administrative Agent), substantially in the form of Exhibit 7.1(d), to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (A) the calculations required to establish the Leverage Ratio and Consolidated Fixed Charge Ratio then in effect for the Test Period ending on the last day of such fiscal period or year, and (B) the book value of the Vehicles owned by the Credit Parties as of the first and last day of such fiscal period and the aggregate number of Vehicles owned by the Credit Parties on such dates, the aggregate number of Vehicles acquired by the Credit Parties during such fiscal period and the aggregate number of Vehicles disposed of during such fiscal period.
(e) Notice of Default or Litigation. Promptly, and in any event within three Business Days after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower or such Subsidiary proposes to take with respect thereto subject to the Borrower and its Subsidiaries ability to preserve confidentiality of legal matters in context of litigation or governmental proceeding and (y) the commencement of or any material development in any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which, if adversely determined, would or would be reasonably likely to constitute an Event of Default under Section 9.1(i) or would be reasonably likely to have a Material Adverse Effect.
(f) Other Information. Promptly upon transmission thereof, notice of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the “SEC”) by the Borrower or any of its Subsidiaries that are publicly available and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.
Section 7.2 Books Records and Inspections. The Borrower will, and will cause its Subsidiaries to, permit, upon notice to an Authorized Officer of the Borrower, officers and designated representatives of the Administrative Agent (and, during the continuance of an Event of Default, designated representatives of the Required Lenders) to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and (if the Borrower and any of its Subsidiaries so requests, with an officer of the Borrower present) independent accountants, all at reasonable times during business hours.
Section 7.3 Maintenance of Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice. The Borrower will, and will cause each of its Subsidiaries to, furnish on the Closing Date and annually thereafter to the Administrative Agent certificates of insurance carried and endorsements or other evidence of such insurance, if any, naming the Administrative Agent as an additional insured and/or loss payee to the extent appropriate.
Section 7.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries, provided that neither the Borrower nor any Subsidiary shall be required to pay any such material tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

Section 7.5 Franchises. The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and material authority, provided that any transaction permitted by Section 8.2 will not constitute a breach of this Section 7.5.
Section 7.6 Compliance with Contractual Obligations and Laws, Statutes, etc. The Borrower will, and will cause each Subsidiary to, comply with all Contractual Obligations, applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.
Section 7.7 ERISA. As soon as possible and, in any event, within 15 days after a Credit Party or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth details as to such occurrence and such action, if any, which the Credit Party, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Credit Party, the Subsidiary, the ERISA Affiliate, the PBGC, a Pension Plan or Multiemployer Plan participant (other than notices relating to an individual participant’s benefits) or the Pension Plan or Multiemployer Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is reasonably likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to a Pension Plan; that a material contribution required to be made to a Pension Plan has not been timely made; that a Pension Plan which has an Unfunded Current Liability has been or is likely to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Pension Plan has an Unfunded Current Liability and there is a failure to make a required contribution, which gives rise to a lien under ERISA or the Internal Revenue Code; that proceedings are reasonably likely to be or have been instituted to terminate a Pension Plan which has an Unfunded Current Liability or to appoint a trustee to administer a Pension Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate will or is reasonably likely to incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Pension Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Pension Plan or Multiemployer Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Internal Revenue Code or Section 409, 502(1) or 502 (i) of ERISA, or that, other than as set forth on Schedule 6.12, a Credit Party or any Subsidiary of a Credit Party is reasonably likely to incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees (other than as required by Section 601 of ERISA). Notwithstanding the foregoing, the Borrower will not be required to deliver any notice otherwise required by this Section 7.7 if it relates to an ERISA Affiliate (other than the Borrower and it Subsidiaries), unless the event or other subject of such notice would reasonably be expected to result in a Material Adverse Effect. Upon request of a Lender, the Borrower will deliver to such Lender a complete copy of the annual report (Form 5500) of each Pension Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the previous sentences hereof, copies of any material notices received by a Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate, with respect to a Pension Plan or Multiemployer Plan shall be delivered to the Lenders no later than 15 days after such are received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable.

Section 7.8 Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 8.2, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.
Section 7.9 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (other than Indebtedness) of whatever nature, except where the failure to pay or perform such obligations could not reasonably be expected to have a Material Adverse Effect.
Section 7.10 Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
Section 7.11 Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 6.5.
Section 7.12 New Subsidiaries and Guaranty Joinder.
(a) Domestic Subsidiaries. The Borrower will give prompt notice to the Administrative Agent of the creation or acquisition of any new Domestic Subsidiaries and will cause all of its material Domestic Subsidiaries to become Guarantors hereunder and pledge Collateral as provided herein. With respect to any new Domestic Subsidiary created or acquired after the Closing Date, such Domestic Subsidiary will promptly, but in any event within thirty days, execute and deliver to the Administrative Agent and Collateral Agent a guaranty agreement, security agreement, pledge agreement or joinder agreements reasonably acceptable to the Administrative Agent and the Collateral Agent in their reasonable discretion in multiple counterparts, and take all such actions, and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates as may be reasonably requested by the Administrative Agent or the Collateral Agent, including the items relating to Collateral described in Section 5, as applicable, including, among other things, copies of resolutions and Organizational Documents, incumbency certificates and legal opinions in form, scope and substance reasonably acceptable to the Administrative Agent and the Collateral Agent. For purposes hereof, a “material Domestic Subsidiary” shall mean a Domestic Subsidiary that has more than $250,000 in total assets or $500,000 in total revenues.
(b) Foreign Subsidiaries. The Borrower will give prompt notice to the Administrative Agent of the creation or acquisition of any new Foreign Subsidiaries. Foreign Subsidiaries will not provide guaranties or pledge collateral in support of the loans and obligations hereunder.

Section 7.13 Collateral Interests.
(a) Pledge of Equity Interests. The Borrower will pledge, and cause its Subsidiaries to pledge, (i) one hundred percent (100%) of the Equity Interests in each Domestic Subsidiary, and (ii) sixty-six percent (66%) of Equity Interests in each First Tier Foreign Subsidiary, to the Collateral Agent to secure the Obligations. The pledge of Equity Interests in First Tier Foreign Subsidiaries is intended to avoid treatment of the undistributed earnings of a Foreign Subsidiary as a deemed dividend to its United States parent for United States federal income tax purposes. The Equity Interests pledged hereunder will be accompanied by delivery of original share certificates and undated transfer powers executed in blank, where appropriate, together with such filings and other deliveries as may be reasonably requested by the Administrative Agent or the Collateral Agent, including opinions of counsel in form, scope and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.
(b) Personal Property Generally. Each of the Credit Parties will pledge and grant a security interest in substantially all of its personal property (including all accounts, contract rights, deposit accounts, chattel paper, insurance proceeds, inventory, investments and financial assets, general intangibles, intellectual property, licenses, equipment and proceeds, but not the pledge of Equity Interests which shall be governed by the provisions of subsection (a) hereof and the Pledge Agreements relating thereto and liens on Vehicles which shall be governed by the provisions of subsection (c) hereof), other than Excluded Property, to the Collateral Agent to secure the Obligations. The foregoing security interests will be perfected by filing financing statements under the Uniform Commercial Code and filing notices of security interests in respect of intellectual property with the United States Copyright Office and the United States Patent and Trademark Office. In connection therewith, the Credit Parties will provide such authorizations, filings and other deliveries as may be reasonably requested by the Administrative Agent or the Collateral Agent, and opinions of counsel in form, scope and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.
(c) Vehicles. Each of the Credit Parties will pledge and grant a security interest in substantially all of its Vehicles to the Collateral Agent to secure the Obligations. The foregoing security interests will be perfected by notation of lien on the motor vehicle titles or other recognized method in the applicable jurisdiction and, in connection therewith, the Credit Parties will provide such authorizations, filings and other deliveries as may be reasonably requested by the Administrative Agent or the Collateral Agent, including opinions of counsel in form, scope and substance reasonably acceptable to the Administrative Agent and the Collateral Agent; provided, the Administrative Agent shall execute a power of attorney and letter of authorization in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.
(d) Real Property. Each of the Credit Parties will grant a mortgage lien on and security interest in all Material Real Property located in the United States to the Collateral Agent to secure the Obligations. The foregoing mortgage liens and security interests will be established by delivery of mortgage instruments, deeds of trust, deeds to secure debt or other instruments reasonably acceptable to the Administrative Agent and the Collateral Agent. In connection therewith, the Credit Parties will provide such authorizations, filings and other deliveries as may be reasonably requested by the Administrative Agent or the Collateral Agent, and ALTA surveys, title insurance policies, flood hazard certifications, evidence of insurance (including flood coverage as applicable), consents and estoppels, opinions of counsel (including local counsel) in form, scope and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.
(e) Delivery of Collateral Interests. Where the foregoing collateral interests are provided after the Closing Date, they will be provided promptly, but in any event, within thirty days in the case of subsections (a) and (b) hereof, sixty days in the case of subsection (c) hereof and ninety days in the case of subsection (d) hereof.

Section 7.14 Further Assurances.
(a) Real Property Collateral. Within 90 days from the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), the Borrower will provide or cause to be provided for each of the Mortgaged Properties, duly executed mortgage instruments in recordable form, together with copies of surveys as may be available, standard ALTA mortgagee policies, flood hazard certifications, evidence of insurance (including flood coverage as applicable), consents and estoppels, and opinions of counsel (including local counsel) in form, scope and substance reasonably satisfactory to the Administrative Agent.
(b) Vehicles. Within 180 days from the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), the Borrower will provide or cause to be provided, registration and notation of the Administrative Agent as first lienholder on the certificates of title for substantially all Vehicles owned or leased by the Credit Parties.
Section 8 NEGATIVE COVENANTS
Each Credit Party covenants and agrees that until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.
Section 8.1 Changes in Business. Except as otherwise permitted by Section 8.2, the Borrower will not, and will not permit any of its Subsidiaries to, engage in any business or operations other than the specialty contracting services business or other operations for the electric, gas and power industries and any other reasonably related ancillary or complementary services or businesses or any investments related thereto (including as set forth in Section 6.18). The Borrower will: (a) except as set forth in Section 6.18, engage in no business other than complying with its obligations under the Credit Documents and the ownership of all of the Capital Stock of Subsidiaries of the Borrower and other Subsidiaries formed in accordance with this Agreement; (b) not contract, create, incur, assume or suffer to exist any Indebtedness except pursuant to the Credit Documents, as a result of its employment of management, and as permitted by Section 8.4 and (c) not own any assets other than Capital Stock of Enterprises, the other Credit Parties, and de minimis amounts of other assets incidental to the conduct of its business (including Capital Stock of Persons other than Subsidiaries having a cost basis not in excess of $100,000); provided, that the Borrower or any other Credit Party may form one or more additional Domestic or Foreign Subsidiaries if (y) each such Domestic or Foreign Subsidiary conducts business of substantially the same character as the business described in this Section 8.1; and (z) the Borrower or such Credit Party complies with Sections 7.12 and 8.5 with respect to each such Domestic or Foreign Subsidiary.

Section 8.2 Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory, equipment or Cash Equivalents sold in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:
(a) except as otherwise provided in the Security Documents, any Subsidiary of the Borrower may be merged or consolidated with or into, or be wound up, liquidated into or dissolved into, the Borrower or a Wholly-Owned Subsidiary (so long as (i) the Borrower or such Wholly-Owned Subsidiary is the surviving entity and (ii) if any such merger or consolidation involves a Domestic Subsidiary, a Domestic Subsidiary is the surviving entity), or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to the Borrower or a Wholly-Owned Subsidiary (which must be a Domestic Subsidiary if the transaction involves the conveyance, lease, sale or transfer of all or substantially all the properties and assets of a Domestic Subsidiary), provided that the Borrower may not be a party to any merger, consolidation or liquidation otherwise permitted by this clause (a) involving a Subsidiary that is not a Wholly-Owned Subsidiary, and provided further that in each case all Liens created pursuant to a Security Document on any assets of a Subsidiary affected by any of the foregoing events (other than (i) Liens on the Capital Stock issued by a Subsidiary that does not survive such event if, in connection therewith, such Capital Stock is cancelled and (ii) Liens on assets sold to a Foreign Subsidiary) shall remain in full force and effect after giving effect thereto;
(b) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Sections 8.5 and 8.7;
(c) sales of assets pursuant to any sale and leaseback transaction permitted by Section 8.9;
(d) other Asset Sales and Sales of Subsidiaries or Joint Ventures by the Borrower and its Subsidiaries, provided that the aggregate fair market value of the assets so sold or disposed in any fiscal year shall not exceed an amount equal to fifteen percent (15%) of consolidated total assets for the Borrower and its Subsidiaries as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or 7.1(b) (such fair market value as determined by the Borrower); provided that the sale or disposition of the Capital Stock of Enterprises shall be prohibited;
(e) the license of intellectual property in the ordinary course of business of the Borrower or its Subsidiaries;
(f) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;
(g) sales of investment assets acquired in connection with the Deferred Compensation Plan, any Deferred Compensation Agreement or the RSI Deferred Compensation Liability, the proceeds of which are used to acquire other investment assets or to make deferred compensation payments to current and former officers and employees of the Borrower and its Subsidiaries pursuant to such Employee Benefit Plan; and
(h) sales of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries.

Section 8.3 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsidiaries), or file or authorize the filing of any financing statement under the Uniform Commercial Code or any other similar notice of Lien under any similar recording or notice statute, except:
(a) Liens for taxes and assessments not yet due and payable or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;
(b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;
(c) Liens created by or pursuant to this Agreement or the other Credit Documents securing the Obligations (including obligations under Hedge Agreements with a Lender or an Affiliate of a Lender to the extent permitted hereunder and obligations under Treasury Management Agreements with a Lender or an Affiliate of a Lender on a pro rata basis with the Loan Obligations and other obligations referenced therein);
(d) Liens on assets of the Borrower and its Subsidiaries existing on the Closing Date and listed on Schedule 8.3(d) hereto and extensions, renewals and replacements thereof; provided that no such Lien is spread to cover any additional property after the Closing Date and that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement;
(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.1;
(f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts (which, for the avoidance of doubt, shall not include any Hedge Agreements, Treasury Management Agreements or similar arrangements), leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);
(g) leases or subleases granted to others not interfering in any material respect with the business of any of the Borrower or its Subsidiaries;
(h) easements, encroachments, covenants, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and municipal and zoning ordinances;
(i) Liens arising from Uniform Commercial Code financing statements regarding leases permitted by this Agreement;
(j) any interest or title of a lessor under any lease permitted by this Agreement;

(k) Liens on assets of the Borrower or any of its Subsidiaries, each of which Liens (i) existed on such assets before the time of their acquisition by the Borrower or such Subsidiary, were not created in contemplation thereof and secure Indebtedness permitted by Section 8.4(c), or (ii) existed on such assets of any Subsidiary before the time it became a Subsidiary, were not created in contemplation of the owner thereof becoming a Subsidiary and secure Indebtedness permitted by Section 8.4(c), or (iii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, the cost of such assets and secure Indebtedness permitted by Section 8.4(c) (including Capital Lease Obligations permitted by Section 8.4(c)); provided that, with respect to Liens referred to in this clause (iii), (A) such Liens and the Indebtedness secured thereby are incurred within 90 days of the acquisition of such asset, (B) such Liens shall at all times be confined to the assets (or, with respect to any such asset, the group of assets together with which it is acquired) so acquired and improvements, alterations, replacements and modifications thereto and (C) the principal amount of the Indebtedness secured by such Liens shall in no case exceed 100% of the cost of the assets (or group of assets) subject thereto at the time of acquisition thereof, and provided, further that with respect to each Lien referred to in this paragraph (k), any extension, renewal or replacement thereof shall be permitted only to the extent that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement;
(l) Liens on cash reserves securing Indebtedness in respect of letters of credit or bonds permitted by Section 8.4(f);
(m) Liens on assets sold pursuant to a Qualified Sale/Leaseback Transaction securing Capital Lease Obligations arising therefrom permitted by Section 8.4(k);
(n) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and its Subsidiaries) $4,000,000 at any one time; and
(o) Liens on cash and Cash Equivalents securing Indebtedness incurred in respect of Permitted Letter of Credit Facilities permitted pursuant to Section 8.4(n), provided that the aggregate value of such cash and Cash Equivalents shall not exceed 110% of the principal amount of such Indebtedness.
Section 8.4 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, including Letters of Credit;
(b) Indebtedness of the Borrower to any Subsidiary and of any Wholly-Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;
(c) Indebtedness secured by Liens permitted by Section 8.3(k) in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding;
(d) existing Indebtedness listed on Schedule 8.4(d) hereto (“Existing Indebtedness”) and any renewals, extensions, refundings or refinancings of such Indebtedness, provided the amount thereof is not increased and the maturity of principal thereof is not shortened;

(e) Indebtedness under (i) Interest Rate Agreements and (ii) Hedge Agreements, in each case, entered into after the Closing Date (provided that such Agreements are entered into to hedge actual amounts and not for speculative purposes);
(f) Indebtedness in respect of letters of credit (other than Permitted Letter of Credit Facilities permitted pursuant to Section 8.4(n) and Letters of Credit hereunder) or bonds backing obligations under insurance policies or related to self-insurance obligations or related to surety bonds;
(g) guaranties by the Borrower or any of its Subsidiaries of the obligations of Joint Ventures or Foreign Subsidiaries;
(h) guaranties by any Credit Party of any Indebtedness of any other Credit Party permitted pursuant to the other provisions of this Section 8.4;
(i) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business, and any refinancings thereof to the extent not provided to secure the repayment of other Indebtedness;
(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;
(k) Capital Lease Obligations arising out of Qualified Sale/Leaseback Transactions;
(l) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries; provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (ii) the Borrower will be in compliance with the financial covenants in Sections 8.11 and 8.12 after giving effect thereto on a Pro Forma Basis, and (iii) for the issuance or establishment of any such Indebtedness in excess of $50,000,000, such Indebtedness will be issued on terms and conditions reasonably acceptable to the Administrative Agent;
(m) Indebtedness incurred pursuant to Treasury Management Agreements entered into in the ordinary course of business;
(n) Indebtedness in an aggregate principal amount not to exceed $25,000,000 under Permitted Letter of Credit Facilities;
(o) Indebtedness for Subordinated Debt (which shall be in addition to any other Indebtedness permitted under this Section 8.4); provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (ii) the Borrower will be in compliance with the financial covenants in Sections 8.11 and 8.12 after giving effect thereto on a Pro Forma Basis, and (iii) for the issuance or establishment of any such Indebtedness in excess of $50,000,000, such Indebtedness will be issued on terms and conditions reasonably acceptable to the Administrative Agent; and

(p) promissory notes issued by Borrower and/or any Subsidiary and/or earnout payments, noncompete payments and consulting payments in connection with Permitted Business Acquisitions.
Section 8.5 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any contribution to, any Person, except:
(a) the Borrower or any of its Subsidiaries may invest in cash and Cash Equivalents;
(b) the Borrower and any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(c) the intercompany Indebtedness described in Sections 8.4(b);
(d) the investments owned by the Borrower and its Subsidiaries on the Closing Date and set forth in Schedule 8.5(d) may continue to be owned by the Borrower and such Subsidiary;
(e) loans and advances to officers and employees in the ordinary course of business in an aggregate principal amount not to exceed $250,000 at any time outstanding;
(f) the Borrower and any of its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(g) Interest Rate Agreements and Hedge Agreements, in each case permitted by Section 8.4(e);
(h) the Borrower may make contributions to any Credit Party, and any Credit Party may make contributions to, or purchase additional shares of Capital Stock of, any Wholly-Owned Subsidiary Guarantor;
(i) Permitted Business Acquisitions;
(j) the redemption or repurchase by the Borrower of Borrower Common Stock, or Permitted Preferred (and any options or warrants relating thereto) in accordance Section 8.7(a);
(k) promissory notes issued to the Borrower or any of its Subsidiaries by the purchasers of assets sold in accordance with Section 8.2(d);
(l) guaranties expressly permitted by Sections 8.4(h) and (i);
(m) investments made by Borrower or its Subsidiaries in investment assets in amounts equal to the amounts of compensation payable to current and former directors, officers and employees of Borrower and its Subsidiaries that are deferred pursuant to the Deferred Compensation Plan, any Deferred Compensation Agreements, the RSI Deferred Compensation Liability or any other Employee Benefit Plan (plus amounts equal to the earnings or gains on such investment assets);

(n) in addition to investments otherwise expressly permitted by this Section, investments by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $7,500,000; and
(o) investments in a Joint Venture or Foreign Subsidiary in an aggregate amount up to twenty percent (20%) of consolidated total stockholders’ equity of the Borrower and its Subsidiaries as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or 7.1(b).
Section 8.6 Amendments to Documents, etc. The Borrower will not, and will not permit any of its Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders the Certificate of Incorporation, bylaws or limited liability company agreement of the Borrower or any of its Subsidiaries, or any agreement entered into by the Borrower or any of its Subsidiaries with respect to its Capital Stock, or enter into any new agreement in any manner materially adverse to the interests of the Lenders with respect to the Capital Stock of the Borrower or any of its Subsidiaries. For the avoidance of doubt (a) mergers or consolidations of Credit Parties permitted under this Agreement shall not be deemed materially adverse to the interest of the Lenders and (b) each Credit Party shall provide prompt notice to the Administrative Agent upon any of its legal name.
Section 8.7 Restricted Payments. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except that:
(i) any Subsidiary of the Borrower may pay dividends and make distributions to its equityholders;
(ii) the Borrower may make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, provided that, immediately before and immediately after giving effect thereto on a Pro Forma Basis, (A) no Default or Event of Default shall exist, (B) Liquidity will be at least $10,000,000 and (c) the Borrower shall be in compliance with the financial covenants set forth in Sections 8.11 and 8.12;
(iii) the Borrower may pay or prepay any Indebtedness to any Subsidiary and any Wholly-Owned Subsidiary Guarantor may pay or prepay any Indebtedness to the Borrower or any other Subsidiary of the Borrower; and
(iv) the Borrower may issue any class or series of Capital Stock so long as such class or series of Capital Stock (i) is not convertible into Indebtedness unless permitted under Section 8.4(o), and (ii) is not due or redeemable (whether by voluntary or mandatory redemption and whether by means of a change of control provision, put right, event of default or any other similar provision) prior to the Revolving Commitment Termination Date.
(b) The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to Enterprises or any of its other Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries or (B) the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:
(i) this Agreement and the other Credit Documents;

(ii) applicable law;
(iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices;
(iv) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;
(v) any restriction or encumbrance with respect to any assets of the Borrower or any of its Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets, provided that such sale or disposition is permitted under this Agreement and such restriction or encumbrance shall only be effective against the assets to be sold or disposed of;
(vi) Liens permitted under Section 8.3 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens; and
(vii) restrictions on the ability of the Borrower or its Subsidiaries to create Liens on investment assets acquired by the Borrower or its Subsidiaries with amounts constituting deferred compensation owing to current and former employees pursuant to the Deferred Compensation Plan or any Deferred Compensation Agreement (or amounts equal to the earnings or gains on such investment assets).
Section 8.8 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower or such Subsidiary other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary, provided that the foregoing restrictions shall not apply to (i) transactions set forth in Schedule 8.8 hereto, (ii) employment arrangements and other equity compensation arrangements entered into in the ordinary course of business with employees and officers of the Borrower and its Subsidiaries, (iii) customary fees paid or other compensation arrangements (including equity compensation arrangements) provided to members of the Board of Directors of the Borrower and of its Subsidiaries, (iv) transactions between or among the Borrower and its Wholly-Owned Subsidiaries, (v) transactions between or among the Borrower and its Subsidiaries in the ordinary course of business, and (vi) transactions permitted by Section 8.5(k), (vii) restricted payments permitted pursuant to Section 8.7 and (viii) transactions approved in good faith by Board of Directors of the Borrower.
Section 8.9 Sales and Leasebacks. The Borrower will not, and will not permit any Subsidiary of the Borrower to, enter into any arrangement with any Person providing for the leasing by any Credit Party of real or personal property that has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, other than (a) any such arrangement entered into in connection with (x) the financing of the acquisition of such property with the proceeds of purchase money Indebtedness incurred as permitted by Section 8.4(c) or (y) the sale and leaseback of such property, and (b) a Qualified Sale/Leaseback Transaction, provided that, the aggregate Net Cash Proceeds received from all Qualified Sale/Leaseback Transactions entered into subsequent to the Closing Date shall not exceed $30,000.000.

Section 8.10 Changes in Fiscal Periods. The Borrower shall not change its fiscal year to end on a day other than June 30 or change its method of determining fiscal quarters, except that the Borrower may change its fiscal year to end on or about December 31 and make corresponding changes to its method of determining fiscal quarters.
Section 8.11 Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, the Consolidated Fixed Charge Coverage Ratio for any Test Period then ending will be not less than 1.25:1.0.
Section 8.12 Leverage Ratio. As of the end of each fiscal quarter, the Leverage Ratio at the end of the Test Period then ending will be not greater than that shown below:

Fiscal Quarters Ending	Leverage Ratio
Closing Date through June 29, 2012	3.75:1.0
June 30, 2012 through June 29, 2013	3.50:1.0
June 30, 2013 and thereafter	3.00:1.0
Section 9 EVENTS OF DEFAULT; Remedies; Application of Funds.
Section 9.1 Events of Default. If any one or more of the following conditions or events shall occur:
(a) Payments. There shall be a (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any unreimbursed draw under a Letter of Credit, interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or
(b) Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
(c) Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.1(e), 7.11 or Section 8, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.1(a), 9.1(b) or clause (i) of this Section 9.1(c)) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; or
(d) Default under Other Agreements. Any Credit Party or any of their Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than payment defaults described in Section 9.1(a) above) or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; provided that it shall not constitute an Event of Default pursuant to this Section 9.1(d) unless at the time of such default, defaults, events or conditions of the type described in clauses (i) and (ii) of this Section 9.1(d) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(e) Bankruptcy, etc. Any Credit Party or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Credit Party or any of its Material Subsidiaries and the petition is not controverted within ten days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party or any of its Material Subsidiaries; or any Credit Party or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party or any of its Material Subsidiaries; or there is commenced against any Credit Party or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of at least 60 days; or any Credit Party or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of at least 60 days; or any Credit Party or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by any Credit Party or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or
(f) ERISA. (a) A Pension Plan which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA) shall fail to satisfy the minimum funding standard required by Section 412 of the Internal Revenue Code for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Internal Revenue Code or shall provide security to induce the issuance of such waiver or extension, (b) any Pension Plan is or shall have been or is likely to be terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Pension Plan under Section 4042(a) of ERISA, (c) any Pension Plan shall have had or is likely to have a trustee appointed to administer such Pension Plan, (d) a contribution required to be made to a Pension Plan has not been timely made, (e) any Pension Plan shall have an Unfunded Current Liability or (f) a Credit Party or a Subsidiary of a Credit Party or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Pension Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401 (a)(29) of the Internal Revenue Code; and there shall result from any such event or events described in the preceding clauses of this Section 9.1(f) the imposition of a lien upon the assets of the Borrower or any Subsidiary of a Credit Party, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or a Pension Plan or Multiemployer Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Internal Revenue Code, which lien, security interest, liability or penalty would be in excess of $10,000,000 or otherwise have a Material Adverse Effect; or

(g) Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent the Liens purported to be created thereby with respect to assets that are material, individually or in the aggregate, to the Borrower and its Subsidiaries, taken as a whole (except to the extent resulting from the failure of the Administrative Agent to maintain possession of Collateral as to which the Liens thereon are perfected solely by possession or from a sale or other disposition of such Collateral permitted hereby); or any Credit Party shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders (or such shorter period as may be specified in such Security Document); or
(h) Guaranty. Any Guaranty or any provision thereof shall cease to be in full force or effect, except in each case to the extent resulting from a sale or liquidation of the applicable Guarantor permitted hereby, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such guarantor’s obligations under such Guaranty; or any Guarantor shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to the relevant Guaranty and if such default is a default in any obligation under such Guaranty other than to make payments in respect of the Obligations such default shall continue for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders (or such shorter period as may be specified in such Guaranty); or
(i) Judgments. One or more judgments or decrees shall be entered against any Credit Party or any of their respective Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $10,000,000 or more and (i) such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or
(j) Change of Control. A Change of Control shall have occurred.
Section 9.2 Remedies. (1) Upon the occurrence of any Event of Default described in Section 9.1(e), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations (other than Obligations relating to Treasury Management Agreements and Hedge Agreements); provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents and (D) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(e) to pay) to the Administrative Agent such additional amounts of cash, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to the Administrative Agent, equal to the Letter of Credit Usage at such time. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of Section 11.4 notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of Section 11.4).

Section 9.3 Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including without limitation all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees but other than principal and interest) payable to the Lenders including without limitation all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Hedge Agreement between any Credit Party and any Lender or Affiliate of a Lender, to the extent such Hedge Agreement is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender, and (d) the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Laws.
Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 10 AGENCY
Section 10.1 Appointment and Authority. (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b) Each of the Lenders hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each Security Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Security Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Security Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Security Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Security Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Security Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Security Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Security Documents with respect to the Collateral Agent.
Section 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3 Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Bank.
(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 10.6 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation (which resignation, for the avoidance of doubt, shall not become effective until the earlier of (x) the date of a successor as provided below or (y) 30 days after giving such notice) to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right with the consent of the Borrower (which shall be required at all times other than during the existence of an Event of Default, and which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, after consulting with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, with the consent of the Borrower (which shall be required at all times other than during the existence of an Event of Default, and which consent of the Borrower shall not be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or Issuing Bank under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 9 and Section 10.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
Section 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent, Co-Syndication Agent, Documentation Agent or Co-Documentation Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
Section 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.10 regarding fees and Section 11.2 regarding expenses and general indemnities) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 regarding fees and Section 11.2 regarding expenses and general indemnities.
Section 10.10 Collateral and Guaranty Matters. (a) The Lenders (including the Issuing Bank and the Swingline Lender) irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion,
(i) to release any Lien on any property granted to or held under any Credit Document securing the Loan Obligations (x) upon termination of the commitments under this Agreement and payment in full of all Loan Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents, or (z) subject to Section 11.4, if approved, authorized or ratified in writing by the Required Lenders;
(ii) to subordinate any Lien on any property granted to or held under any Credit Document securing the Loan Obligations to the holder of any Lien on such property that is permitted by Section 8.3(k); and
(iii) to release any Guarantor from its obligations under any guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents.
Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.
(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11 MISCELLANEOUS
Section 11.1 Notices; Effectiveness; Electronic Communications.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to the Borrower, to the address, telecopier number, electronic mail address or telephone number specified below (and also on Appendix B):
Pike Electric Corporation
100 Pike Way
Mount Airy, North Carolina 27030
Attn: Chief Financial Officer
(ii) if to the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified below (and also on Schedule 11.1):
Joann Green
Vice President, Head of Syndicate Services
Regions Capital Markets Group
3050 Peachtree Road, NW, Suite 400
Atlanta, GA 30305
Tel: 404-279-7483
Fax: 404-995-7665
Email: joann.green@regions.com
(iii) if to the Issuing Bank or Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified on Appendix B; and
(iv) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified on Appendix B or in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
Section 11.2 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the

Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
(e) Payments. All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after demand therefor.
(f) Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, Collateral Agent, Issuing Bank, Swingline Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.
Section 11.3 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.4 Amendments and Waivers.
(a) Required Lenders’ Consent. Subject to Section 11.4(b) and Section 11.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Administrative Agent and the Required Lenders; provided that (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Bank, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iv) each Lender and each Issuing Bank is entitled to vote as such Lender or Issuing Bank sees fit on any bankruptcy reorganization plan that affects the Loans or Letters of Credit, and each Lender and each Issuing Bank acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (v) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i) extend the maturity of any Loan;
(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 9.3, as applicable;
(iii) extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;
(iv) reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;
(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
(vii) change the provisions of this Agreement regarding pro rata sharing or pro rata funding with respect to the making of advances, or the manner of application of payments of principal, interest or fees;
(viii) amend, modify, terminate or waive any provision of this Section 11.4(b) or Section 11.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
(ix) change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders” or “Revolving Commitment Percentage” or modify the amount of the Commitment of any Lender;
(x) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty, or subordinate any of the Collateral Agent’s Liens, in each case, except as expressly provided in the Credit Documents; or
(xi) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
provided, that for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii)-(xi) immediately above.
(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;
(ii) amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans with the consent of the Swingline Lender;
(iii) amend, modify, terminate or waive any provision hereof relating to the Letter of Credit Sublimit or the Letters of Credit without the consent of each Issuing Bank affected thereby; or
(iv) amend, modify, terminate or waive any provision of Section 10 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
Section 11.5 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its commitments, loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, in the case of any assignment in respect of a revolving credit facility (or, $5,000,000 in the case of an assignment to an existing Lender or an Affiliate of an existing Lender), unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the commitments and loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) commitments if such assignment is to a Person that is not a Lender with a commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded term facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;
(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a revolving credit facility under which swingline loans are made by it.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. A form of Assignment Agreement is attached as Exhibit 11.5.
(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii) No Assignment to Defaulting Lenders. No such assignment may be made to a Defaulting Lender or an Affiliate of a Defaulting Lender without the prior written consent of (A) the Borrower, (B) the Administrative Agent and (C) the Issuing Bank and Swingline Lender, as appropriate, which consent may be given or withheld in their discretion.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.2, 3.3 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. The Borrower will execute and deliver on request, at its own expense, a promissory note to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its offices in the United States shown for purposes of notices in Section 11.1, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts of the loans and obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (i) a natural person, (ii) the Borrower or any of its Affiliates or Subsidiaries, or (iii) a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitments and/or the loans and obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Document.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or modification requiring the unanimous consent or the consent of the selling Lender as an “affected Lender” under Section 11.4 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2 and 3.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 and 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.3(f) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 11.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 11.7 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 11.2, Section 11.3, and Section 11.10 and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 10.3 and Section 11.2(c) shall survive the payment of the Loans, the cancellation, expiration or cash collateralization (in a manner satisfactory to Agents) in an amount equal to 103% of the undrawn amount of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
Section 11.8 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
Section 11.9 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
Section 11.10 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.1(b), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
Section 11.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
Section 11.13 Applicable Laws.
(a) Governing Law. This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or the any of the other Credit Documents (except as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of North Carolina.
(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of North Carolina sitting in Mecklenburg County and of the United States District Court of the Western District of North Carolina, and any appellate court from any thereof and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such North Carolina State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
Section 11.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.16 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
Section 11.17 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.18 Electronic Execution of Assignments and Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 11.19 USA PATRIOT Act. Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	PIKE ELECTRIC CORPORATION, a Delaware corporation
	By:	/s/ Anthony K. Slater
		Name:	Anthony K. Slater
		Title:	Chief Financial Officer and Executive Vice President

GUARANTORS:	PIKE ENTERPRISES, INC. a North Carolina corporation
	By:	/s/ Anthony K. Slater
		Name:	Anthony K. Slater
		Title:	Chief Financial Officer and Executive Vice President

PIKE ELECTRIC, LLC, a North Carolina limited liability company
	By:	/s/ James T. Benfield
		Name:	James T. Benfield
		Title:	President

PIKE ENERGY SOLUTIONS, LLC, a North Carolina limited liability company
	By:	/s/ Jimmy R. Hicks
		Name:	Jimmy R. Hicks
		Title:	President

PIKE ENERGY SOLUTIONS, INC., a California corporation
	By:	/s/ Jimmy R. Hicks
		Name:	Jimmy R. Hicks
		Title:	President

KLONDYKE CONSTRUCTION LLC, an Arizona limited liability company
	By:	/s/ Steven M. McClain
		Name:	Steven M. McClain
		Title:	Vice President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

ELEMENTAL ENERGY, INC., an Arizona corporation
By:	/s/ Steven M. McClain
	Name:	Steven M. McClain
	Title:	President

PIKE TANZANIA, LLC, a North Carolina limited liability company
By:	/s/ Anthony K. Slater
	Name:	Anthony K. Slater
	Title:	Vice President

PINE VALLEY POWER, INC., a Utah corporation
By:	/s/ Michael B. Horan
	Name:	Michael B. Horan
	Title:	President

PIKE EQUIPMENT AND SUPPLY COMPANY, LLC, a North Carolina limited liability company
By:	/s/ J. Clifford Edwards
	Name:	J. Clifford Edwards
	Title:	President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	REGIONS BANK, as Administrative Agent and Collateral Agent
	By:	/s/ Paul Stephen Phillippi
		Name:	Paul Stephen Phillippi
		Title:	Senior Vice President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

LENDERS:	REGIONS BANK, as Issuing Lender, Swingline Lender and a Lender
	By:	/s/ Paul Stephen Phillippi
		Name:	Paul Stephen Phillippi
		Title:	Senior Vice President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ C. Douglas Cross
	Name:	C. Douglas Cross
	Title:	Senior Vice President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

SUNTRUST BANK, as a Lender
By:	/s/ J. Lance Walton
	Name:	J. Lance Walton
	Title:	Senior Vice President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

COMPASS BANK, as a Lender
By:	/s/ Steven M. Hamil
	Name:	Steven M. Hamil
	Title:	Senior Vice President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender
By:	/s/ J. Thomas Johnson, Jr.
	Name:	J. Thomas Johnson, Jr.
	Title:	Sr. Vice President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ R. Alan Proctor
	Name:	R. Alan Proctor
	Title:	SVP
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Peter Christensen
	Name:	Peter Christensen
	Title:	Vice President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

BRANCH BANKING AND TRUST COMPANY, as a Lender
By:	/s/ Preston W. Bergen
	Name:	Preston W. Bergen
	Title:	Senior Vice President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

RBC BANK, as a Lender
By:	/s/ Larry D. Jackson Jr.
	Name:	Larry D. Jackson Jr.
	Title:	Sr. Underwriter- Team Lead
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

ATLANTIC CAPITAL BANK, as a Lender
By:	/s/ J. Christopher Deisley
	Name:	J. Christopher Deisley
	Title:	Senior Vice President
PIKE ELECTRIC CORPORATION
CREDIT AGREEMENT

APPENDIX A
LENDERS, COMMITMENTS AND COMMITMENT PERCENTAGES

	Revolving	Revolving Commitment
Lender	Commitment	Percentage
Regions Bank	$30,000,000.00	15.000000000%
First Tennessee Bank, National Association	$27,500,000.00	13.750000000%
SunTrust Bank	$25,000,000.00	12.500000000%
Compass Bank	$22,500,000.00	11.250000000%
Bank of America, N.A.	$17,500,000.00	8.750000000%
Wells Fargo Bank, National Association	$22,500,000.00	11.250000000%
JPMorgan Chase Bank, N.A.	$17,500,000.00	8.750000000%
Branch Banking and Trust Company	$17,500,000.00	8.750000000%
RBC Bank	$10,000,000.00	5.000000000%
Atlantic Capital Bank	$10,000,000.00	5.000000000%

Total	$200,000,000.00	100.000000000%

Appendix B
NOTICE INFORMATION

Notice Address:
Any Credit Party:	Pike Electric Corporation
100 Pike Way
Mount Airy, North Carolina 27030
Attn: Chief Financial Officer
Tel: 336-789-2171
Fax: 336-719-4640

Administrative Agent and Collateral Agent:	Regions Capital Markets Group 3050 Peachtree Road, NW, Suite 400
Atlanta, GA 30305
Attention: Joann Green
Tel: 404-279-7483
Fax: 404-995-7665
Email: joann.green@regions.com

Swingline Lender:	Regions Capital Markets
3050 Peachtree Road, NW, Suite 400
Atlanta, GA 30305
Attention: Patti Evans
Tel: 404-279-7482
Fax: 404-995-7665
Email: patti.evans@regions.com

Issuing Bank:	Regions Bank
6805 Morrison Blvd., Suite 100
Charlotte, NC 28211
Attention: Steve Phillippi, Senior Vice President
Tel: (704) 362-3560
Fax: (704) 362-3594
Email: steve.phillippi@regions.com

Lenders:	Regions Bank
6805 Morrison Blvd., Suite 100
Charlotte, NC 28211
Attention: Steve Phillippi, Senior Vice President
Tel: (704) 362-3560
Fax: (704) 362-3594
Email: steve.phillippi@regions.com

Notice Address:
First Tennessee Bank, National Association
2000 W. 1st Street, Suite 100
Winston-Salem, NC 27104
Attention: Alex Turner
Tel: (336) 725-3132
Fax: (336) 703-9784
Email: akturner@ftb.com

SunTrust Bank
4720 Piedmont Row Drive, Suite 420
Charlotte, NC 28210
Attention: Lance Walton
Tel: (704) 571-3731
Fax: (704) 571-3735
Email: lance.walton@suntrust.com

Compass Bank
3400 Peachtree Road NE, Suite 800
Atlanta, GA 30326
Attention: Steven M. Hamil
Tel: (404) 504-6155
Fax: (404) 504-6147
Email: steven.hamil@bbvacompass.com

Bank of America, N.A.
101 S. Tryon Street
Charlotte, NC 28255
Attention: Alan Stephens
Tel: (980) 386-1125
Fax: (980) 386-6668
Email: alan.stephens@baml.com

Wells Fargo Bank, National Association
100 N. Main Street
Winston-Salem, NC 27101
Attention: Alan Proctor
Tel: (336) 732-6933
Fax: (336) 732-4833
Email: alan.proctor@wellsfargo.com

JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, NY 10179
Attention: Peter Christensen, Vice President
Tel: (212) 270-3917
Email: peter.christensen@jpmorgan.com

Notice Address:
Branch Banking and Trust Company
200 W. Second Street, 16th Floor
Winston-Salem, NC 27101
Attention: Preston Bergen
Tel: (336) 733-2749
Fax: (336) 733-2740
Email: pbergen@bbandt.com

RBC Bank (USA)
200 Providence Road
Charlotte, NC 28207
Attention: Mike McMahn
Tel: (704) 686-1023
Fax: (704) 686-1164
Email: mike.mcmahn@rbc.com

Atlantic Capital Bank
3280 Peachtree Road, N.E., Suite 1600
Atlanta, GA 30305
Attention: Dan Costello
Tel: (404) 995-5833
Fax: (404) 995-6070
Email: daniel.costello@atlcapbank.com

Schedule 2.3: Existing Letters of Credit

Letter of				Outstanding
Credit No.	Issue Date	Expiry Date	Beneficiary	Amount
SB00194	08/01/02	08/01/12	Liberty Mutual	$4,907,541
SB00302	07/13/04	06/20/12	AIG	$10,000
SB00300	07/13/04	07/31/12	Liberty Mutual	$14,122,459
SB00301	7/13/04	07/12/12	Lumbermans	$150,000
SB01321	10/05/09	10/05/11	Shaw Constructors, Inc.	$3,000,000
SB01462	08/31/10	08/31/11	Royal Bank of Scotland International	$292,553
SB01461	08/31/10	08/31/11	Royal Bank of Scotland International	$442,499.50
SB01508	12/03/10	12/02/11	Royal Bank of Scotland International	$199,080.50
68061193[1]	08/23/11	08/31/12	Barclays Bank PLC, New York	$24,280,340

[1]	Issued by Bank of America, N.A.

2.3-1

Schedule 6.4: Litigation and Legal Proceedings
None.

6.4-1

Schedule 6.11: Tax Returns and Payments
None.

6.11-1

Schedule 6.12: ERISA
None.

6.12-1

Schedule 6.13: Subsidiaries

	Subsidiary	Ownership
1.	Pike Enterprises, Inc.	100% by Pike Electric Corporation
2.	Pike Electric, LLC	100% by Pike Enterprises, Inc.
3.	Pike Equipment and Supply Company, LLC	100% by Pike Electric, LLC
4.	Pike Energy Solutions, LLC	100% by Pike Enterprises, Inc.
5.	Pike Energy Solutions, Inc.	100% by Pike Energy Solutions, LLC
6.	Klondyke Construction LLC	100% by Pike Enterprises, Inc.
7.	Elemental Energy, Inc.	100% by Klondyke Construction LLC
8.	Pike Tanzania, LLC	100% by Pike Enterprises, Inc.
9.	Pike Capital International S.à r.l.	100% by Pike Enterprises, Inc.
10.	Pike Servicios Electricos S.R.L.	99.9% by Pike Capital International S.à r.l. and 0.1% by Pike Enterprises, Inc.
11.	Pine Valley Power, Inc.	100% by Pike Enterprises, Inc.

6.13-1

Schedule 6.15: Environmental
None.

6.15-1

Schedule 6.16: Properties
OWNED PROPERTY

Property Address	Owner
Highway 11 Monroe, GA	Pike Electric, LLC

1050 New Hope Rd Raleigh, NC	Pike Electric, LLC

100 Pike Way Mount Airy, NC	Pike Electric, LLC

200 Pike Way Mount Airy, NC	Pike Electric, LLC
LEASED PROPERTY

Property Address	Lessor
3019 Alvin Devane Blvd., Suite 500 Austin, TX	TAAB Texas, LP

10101 Claude Freeman Drive Suite 100 Cambridge Corporate Center Charlotte, NC	Mainstreet Claude Freeman, LLC

2000 Technology Drive, Suite 325 Pittsburgh, PA	The Reg Ind Dev Corp of SW PA

700 NE Multnomah, Suite 500 Portland, OR	AAT Lloyd Master Tenant, LLC

5800 W.T. Harris Road Blvd. Charlotte, NC	McGee Brothers Company, Inc

6624 Lakeview Road, Charlotte, NC	McGee Brothers Company, Inc

2640 West Lone Cactus Road Phoenix, AZ	HRJT Investors Limited Partnership

2624 West Lone Cactus Road Phoenix, AZ	V2M2 LLC

12657 Alcosta Blvd., Building CC San Ramon, CA	SDC7

11110 FM 1625 Creedmoor, TX 78610	Aztec Trucking

6.16-1

Schedule 8.3(d): Liens
1. The following mortgages:
(i)	Deed of Trust from Pike Electric, Inc.[1] to First American Title Company, for the use and benefit of Barclays Bank PLC, as administrative agent for lenders, dated as of July 1, 2004, covering certain real property located in Surry County, North Carolina.[2]

(ii)	Deed of Trust from Pike Electric, Inc.[1] to First American Title Company, for the use and benefit of Barclays Bank PLC, as administrative agent for lenders, dated July 1, 2004, covering certain real property located in Wake County, North Carolina.[2]
(iii)	Deed to Secure Debt and Security Agreement from Pike Electric, Inc.[1] to Barclays Bank PLC, dated July 1, 2004, recorded in the Office of the Forsyth County Clerk of Superior Court.[2]
(iv)	Deed to Secure Debt and Security Agreement from Pike Electric, Inc.[1] to Barclays Bank PLC, dated July 1, 2004, recorded in the Office of the Walton County Clerk of Superior Court.[2]
2. The following secured interests:

Company	Secured Party	Jurisdiction	Collateral

Elemental Energy, Inc.[2]	Barclays Bank PLC, as Administrative Agent	Arizona Secretary of State	All Personal Property

Klondyke Construction LLC[2]	Barclays Bank PLC, as Administrative Agent	Arizona Secretary of State	All Personal Property

Klondyke Construction LLC	Union Distributing Company of Tucson	Arizona Secretary of State (4 UCC-1 financing statements)	Various Equipment

Pike Electric Corporation	Cashmere Valley Bank	Delaware Secretary of State	Copier and Related Equipment and Software

Pike Electric Corporation	Dell Financial Services L.L.C.	Delaware Secretary of State	Various Computer and Other Equipment and Related Software

Pike Electric Corporation[2]	Barclays Bank PLC, as Administrative Agent	Delaware Secretary of State	All Personal Property

Pike Electric Corporation	De Lage Landen Financial Services, Inc.	North Carolina Secretary of State	Various Equipment

Pike Electric, Inc.[1]	Altec Capital Services, LLC	North Carolina Secretary of State (31 UCC-1 financing statements)	Various Equipment and Vehicles

8.3(d)-1

Company	Secured Party	Jurisdiction	Collateral

Pike Electric, Inc.[1]	Fleet National Bank	North Carolina Secretary of State	Aircraft and Related Equipment and Goods

Pike Electric, Inc.[1]	Stihl, Inc.	North Carolina Secretary of State	Various Equipment

Pike Electric, Inc.[1]	Fleet Business Credit, LLC	North Carolina Secretary of State

Pike Electric, Inc.[1]	IBM Credit LLC	North Carolina Secretary of State (8 UCC-1 financing statements)	Various Equipment and Related Software

Pike Electric, Inc.[1]	General Electric Capital Corporation	North Carolina Secretary of State (2 UCC-1 financing statements)	Various Equipment and Vehicles

Pike Electric, Inc.[1]	ANB Leasing Services, a division of First American Bank	North Carolina Secretary of State (3 UCC-1 financing statements)	Various Equipment

Pike Electric, Inc.[1]	Banc of America Leasing & Capital, LLC	North Carolina Secretary of State	Aircraft and Related Equipment and Goods

Pike Electric, Inc.[1]	Bank of America, N.A.	North Carolina Secretary of State	Aircraft and Related Equipment and Goods

Pike Electric, Inc.[1]	Cashmere Valley Bank	North Carolina Secretary of State	Copier and Related Equipment and Software

Pike Electric, Inc.[1]	Ervin Leasing Company	North Carolina Secretary of State	Various Equipment

Pike Electric, Inc.[1]	US Bancorp	North Carolina Secretary of State

Pike Electric, LLC	Altec Capital Services, LLC	North Carolina Secretary of State (33 UCC-1 financing statements)	Various Equipment

Pike Electric, LLC	Deere Credit	North Carolina Secretary of State (5 UCC-1 financing statements)	Various John Deere Equipment

8.3(d)-2

Company	Secured Party	Jurisdiction	Collateral

Pike Electric, LLC	People’s Capital and Leasing Corp.	North Carolina Secretary of State (2 UCC-1 financing statements)	Various Equipment, Inventory and Software

Pike Electric, LLC[2]	Barclays Bank PLC, as Administrative Agent	North Carolina Secretary of State	All Personal Property

Pike Energy Solutions, Inc.[2]	Barclays Bank PLC, as Administrative Agent	California Secretary of State	All Personal Property

Pike Energy Solutions, LLC[2]	Barclays Bank PLC, as Administrative Agent	North Carolina Secretary of State	All Personal Property

Pike Energy Solutions, LLC	General Electric Capital Corporation	North Carolina Secretary of State	Various Equipment

Pike Enterprises, Inc.[2]	Barclays Bank PLC, as Administrative Agent	North Carolina Secretary of State	All Personal Property

Pike Tanzania, LLC[2]	Barclays Bank PLC, as Administrative Agent	North Carolina Secretary of State	All Personal Property

Pine Valley Power, Inc.[2]	Barclays Bank PLC, as Administrative Agent	Utah Department of Commerce	All Personal Property

Pike Equipment and Supply Company, LLC[2]	Barclays Bank PLC, as Administrative Agent	North Carolina Secretary of State	All Personal Property

Pike Equipment, LLC	People’s Capital and Leasing Corp.	North Carolina Secretary of State	Various Equipment, Inventory and Software

[1]	Pike Electric, Inc., a North Carolina corporation, was converted to a North Carolina limited liability company with the name Pike Electric, LLC pursuant to the Articles of Organization including Articles of Conversion filed with the North Carolina Secretary of State on September 22, 2010.

[2]	Required terminations to be filed and secured interest released upon Closing.

8.3(d)-3

Schedule 8.4(d): Existing Indebtedness
1. Indebtedness associated with the following interest rate swap agreements:
(i)	Interest Rate Swap Agreement executed May 10, 2010 with Regions Bank for a 1-month LIBOR of .186% and swap rate of 1.138%, having a notional value of $20,000,000 expiring June 19, 2012; and
(ii)	Interest Rate Swap Agreement executed June 11, 2010 with Regions Bank for a 1-month LIBOR of .187% and swap rate of 1.053%, having a notional value of $20,000,000 expiring May 13, 2012.
2. Indebtedness associated with the following diesel fuel swaps:

Counter-party	Date Executed	Start Date	End Date	Fixed Price	Total Gallons
Regions Bank	08/19/10	09/01/10	08/31/11	$3.05	300,000
Regions Bank	08/26/10	09/01/10	09/30/11	$3.00	300,000
Regions Bank	09/28/10	10/01/10	09/30/11	$3.13	300,000
Regions Bank	09/30/10	10/01/10	09/30/11	$3.26	300,000
Regions Bank	11/17/10	12/01/10	11/30/11	$3.27	300,000
Regions Bank	11/23/10	01/01/11	12/31/11	$3.23	300,000
Regions Bank	12/21/10	02/01/11	01/31/12	$3.50	300,000
Regions Bank	12/21/10	02/01/11	01/31/12	$3.49	300,000
Regions Bank	02/02/11	03/01/11	02/29/12	$3.73	324,000
Regions Bank	02/04/11	03/01/11	02/29/12	$3.71	324,000
Regions Bank	02/15/11	03/01/11	02/29/12	$3.75	648,000
Regions Bank	02/22/11	04/01/11	09/30/12	$3.83	972,000
Regions Bank	05/06/11	06/01/11	05/31/12	$3.89	324,000
Regions Bank	05/12/11	06/01/11	05/31/12	$3.90	324,000
Regions Bank	06/20/11	07/01/11	06/30/12	$3.99	324,000
Regions Bank	06/29/11	07/01/11	06/30/12	$3.94	648,000
Regions Bank	08/05/11	09/01/11	08/31/12	$3.92	324,000
Regions Bank	08/18/11	09/01/11	08/31/12	$3.89	324,000
3. Indebtedness represented by the secured interests set forth in Item 2 of Schedule 8.3(d).

8.4(d)-1

Schedule 8.5(d): Investments
1. Investments in the following marketable securities:

Investment	Number of Shares	Certificate Number
Potomac Electric Power	3	205431
Potomac Electric Power	50	325980
Baltimore Gas & Electric	50	NF201133
American Electric Power	100	S303796
Duke Power Company	70	D015628

8.5(d)-1

Schedule 8.8: Transactions with Shareholders and Affiliates
None.

8.8-1

Exhibit 2.1
[FORM OF] FUNDING NOTICE
                     _____, 20_____

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement, dated as of August 24, 2011 (as amended and modified, the “Credit Agreement”), by and among PIKE ELECTRIC CORPORATION, a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time a party thereto, REGIONS BANK, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
The Borrower desires that the Lenders make a Credit Extension to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on                      _____, 20_____ (the “Credit Date”), to be comprised of the following Type(s) of Loans:

☐ Base Rate Loan (required for Swingline Loans):	$

☐ Adjusted LIBOR Rate Loan, with an Initial Interest Period of ________ Month(s):	$

Total Credit Extension:	$
The Borrower hereby certifies that the conditions precedent set forth in Section 5.2 of the Credit Agreement have been met on and as of the Credit Date.
IN WITNESS WHEREOF, the Borrower has executed this Funding Notice as of the date first written above.

BORROWER:	PIKE ELECTRIC CORPORATION, a Delaware corporation
By:
Name:
Title:

Exhibit 2.3
[FORM OF] ISSUANCE NOTICE

Date:	___________ ____, 201__

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement, dated as of August 24, 2011 (as amended and modified, the “Credit Agreement”), by and among PIKE ELECTRIC CORPORATION, a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time a party thereto, REGIONS BANK, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
Pursuant to Section 2.3 of the Credit Agreement, the undersigned hereby desires a Letter of Credit to be issued by Regions Bank (the “Issuing Bank”) in accordance with the terms and conditions of the Credit Agreement on ____________ _____, 201__ (the “Credit Date”) in an aggregate face amount of $___________.
Attached hereto for each such Letter of Credit is a letter of credit application.
The Borrower hereby represents and warrants that after issuing such Letter of Credit requested on the Credit Date, in no event shall (x) the Outstanding Amount of the Revolving Obligations exceed the Aggregate Revolving Commitments then in effect, and (y) Outstanding Amount of the Letter of Credit Obligations exceed the Letter of Credit Sublimit then in effect.
The Borrower hereby represents and warrants that each of the conditions set forth in Section 5.2 of the Credit Agreement (other than the delivery of a Funding Notice required by Section 5.2(a) of the Credit Agreement) has been satisfied on and as of the date of such issuance of such Letter of Credit on the Credit Date.

PIKE ELECTRIC CORPORATION, a Delaware corporation
By:
Name:
Title:

Exhibit 2.5-1
[FORM OF] REVOLVING LOAN NOTE
[________, ______]
FOR VALUE RECEIVED, PIKE ELECTRIC CORPORATION, a Delaware corporation (the “Borrower”), hereby promise to pay to ___________ or its registered assigns (the “Lender”) the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that Credit Agreement, dated as of August 24, 2011 (as amended and modified, the “Credit Agreement”), by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and REGIONS BANK, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
The Borrower hereby promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds at the Principal Office of the Administrative Agent. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate, in all cases in accordance with the terms of the Credit Agreement.
This Revolving Loan Note is one of the Revolving Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Loan Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.
The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Loan Note.
THIS REVOLVING LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
[Signatures on Following Page(s)]

IN WITNESS WHEREOF, the Borrower has caused this Revolving Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

BORROWER:	PIKE ELECTRIC CORPORATION, a Delaware corporation
By:
Name:
Title:

Exhibit 2.5-2
[FORM OF] SWINGLINE NOTE
[________, ______]
FOR VALUE RECEIVED, PIKE ELECTRIC CORPORATION, a Delaware corporation (the “Borrower”), hereby promise to pay to REGIONS BANK or its registered assigns (the “Swingline Lender”), the principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower under that Credit Agreement, dated as of August 24, 2011 (as amended and modified, the “Credit Agreement”), by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and REGIONS BANK, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
The Borrower hereby promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to such account designated by the Swingline Lender from time to time in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate, in all cases in accordance with the terms of the Credit Agreement..
This Swingline Note is one of the Swingline Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Swingline Loan made by the Swingline Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Swingline Lender may also attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.
The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swingline Note.
THIS SWINGLINE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
[Signatures on Following Page(s)]

IN WITNESS WHEREOF, the Borrower have caused this Swingline Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

BORROWER:	PIKE ELECTRIC CORPORATION, a Delaware corporation
By:
Name:
Title:

Exhibit 2.8
[FORM OF] CONVERSION/CONTINUATION NOTICE
Reference is made to that certain Credit Agreement, dated as of August 24, 2011 (as amended and modified, the “Credit Agreement”), by and among PIKE ELECTRIC CORPORATION, as the Borrower, certain Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and REGIONS BANK, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Pursuant to Section 2.8 of the Credit Agreement (and subject to Section 3.1), the Borrower desires to convert or to continue the following Loan(s), each such conversion and/or continuation to be effective as of __________ ___, 20___:

$___________	Adjusted LIBOR Rate Loans to be continued with Interest Period of _____ month(s)

$___________	Adjusted LIBOR Rate Loans to be converted to Base Rate Loans

$___________	Base Rate Loans to be converted to Adjusted LIBOR Rate Loans with Interest Period of _____ month(s)
The Borrower hereby certifies that no Default or Event of Default has occurred or would result from any continuation or conversion contemplated hereby.
[Signatures on following page(s)]

IN WITNESS WHEREOF, the undersigned Borrower has executed this Conversion/Continuation Notice as of the date first written above.

BORROWER:	PIKE ELECTRIC CORPORATION, a Delaware corporation
By:
Name:
Title:

Exhibit 7.1(d)
[FORM OF] COMPLIANCE CERTIFICATE
Financial Statement Date: ___________ ____, 20__

To:	Regions Bank, as Administrative Agent

Re:	Credit Agreement, dated as of August 24, 2011 (as amended and modified, the “Credit Agreement”), by and among PIKE ELECTRIC CORPORATION, as the Borrower, certain Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and REGIONS BANK, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned __________ of the Borrower hereby certifies as of the date hereof that [he/she] is the __________ of the Borrower, and that, in [his/her] capacities as such, [he/she] is authorized to execute and deliver this certificate (this “Compliance Certificate”) to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for Fiscal Year-end financial statements:]
1. The year-end audited financial statements required by Section 7.1(a) of the Credit Agreement for the fiscal year ended as of the above date, together with the report of independent certified public accountants of recognized national standing and the written statement required by such section, were filed with the U.S. Securities and Exchange Commission on __________ ____, 20__. Such financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the applicable dates and the consolidated results of their operations, stockholders’ equity and cash flows reflected therein, and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officers, as the case may be, and disclosed therein).
[Use following paragraph 1 for Fiscal Quarter-end financial statements:]
1. The unaudited financial statements required by Section 7.1(b) of the Credit Agreement for the fiscal quarter ended as of the above date were filed with the U.S. Securities and Exchange Commission on __________ ____, 20_. Such financial statements present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at the applicable dates, subject to changes resulting from audit and normal year-end adjustments.
2. I have reviewed and am familiar with the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and the other Credit Parties during the accounting period covered by the financial statements described in paragraph 1 above.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.
4. The financial covenant analyses and information set forth on Annex A hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.
5. Set forth on Annex B are the book values of the Vehicles owned by the Credit Parties as of the first and last day of such fiscal period and the aggregate number of Vehicles owned by the Credit Parties on such dates, the aggregate number of Vehicles acquired by the Credit Parties during such fiscal period and the aggregate number of Vehicles disposed of during such fiscal period.
IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

By:
Name:
Title:

Annex A
TO
COMPLIANCE CERTIFICATE
FOR THE FISCAL [QUARTER] [YEAR] ENDING __________ ____, 20_____.
COVENANT CALCULATIONS
(see attached)

ANNEX B
TO
COMPLIANCE CERTIFICATE
FOR THE FISCAL [QUARTER] [YEAR] ENDING __________ ____, 20_____.
SUMMARY OF VEHICLES
(see attached)

Exhibit 10.5
[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Reference is made to that certain Credit Agreement, dated as of August 24, 2011 (as amended and modified, the “Credit Agreement”), by and among PIKE ELECTRIC CORPORATION, as the Borrower, certain Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and REGIONS BANK, as Administrative Agent and Collateral Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Pike Electric Corporation

4.	Administrative Agent: Regions Bank, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of August 24, 2011 by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto, as Guarantors, the Lenders from time to time party thereto, and Regions Bank, as Administrative Agent and Collateral Agent

Section 1. Assigned Interest:

Amount of
Revolving
Revolving	Commitments/	Revolving
Commitments/Revolving	Revolving Loans	Commitment
Loans for all Lenders	for all Lenders	Percentage Assigned
$______________
$______________
$______________
Effective Date: ___________, 20_____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
Section 2. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier	Telecopier:

Wire Instructions:	Wire Instructions:
[Signatures on Following Page]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted:
REGIONS BANK, as
Administrative Agent

By:

[Consented to:
PIKE ELECTRIC CORPORATION,
a Delaware corporation

By:
Name:
Title:]1

1	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 TO
ASSIGNMENT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AGREEMENT
1.	Representations and Warranties.
1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, each other Credit Party or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, each Credit Party or any other Person of any of their respective obligations under any Credit Document.
1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

8.8-1